Exhibit 99

EXECUTION COPY

CREDIT AGREEMENT

dated as of May 25, 2011

among

ALLETE, INC.,
as Borrower,

The Lenders Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN SECURITIES LLC
Sole Lead Arranger and Sole Book Runner

TABLE OF CONTENTS

Page

ARTICLE 1.	DEFINITIONS AND INTERPRETATION	1

Section 1.1.	Defined Terms	1
Section 1.2.	Classification of Loans and Borrowings	17
Section 1.3.	Terms Generally	17
Section 1.4.	Accounting Terms; GAAP	18
Section 1.5.	Rounding	18

ARTICLE 2.	THE CREDITS	18

Section 2.1.	Commitments	18
Section 2.2.	Loans and Borrowings	18
Section 2.3.	Requests for Borrowings	19
Section 2.4.	Funding of Borrowings	20
Section 2.5.	Termination, Reduction and Increase of Commitments	20
Section 2.6.	Repayment of Loans; Evidence of Debt	22
Section 2.7.	Prepayment of Loans	22
Section 2.8.	Extension of Maturity Date	23
Section 2.9.	Letters of Credit	24
Section 2.10.	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	27
Section 2.11.	Defaulting Lenders	29

ARTICLE 3.	INTEREST, FEES, YIELD PROTECTION, ETC	31

Section 3.1.	Interest	31
Section 3.2.	Interest Elections Relating to Borrowings	31
Section 3.3.	Fees	32
Section 3.4.	Alternate Rate of Interest	33
Section 3.5.	Increased Costs; Illegality	34
Section 3.6.	Break Funding Payments	36
Section 3.7.	Taxes	36
Section 3.8.	Mitigation Obligations	39

ARTICLE 4.	REPRESENTATIONS AND WARRANTIES	40

Section 4.1.	Organization; Powers	40
Section 4.2.	Authorization; Enforceability	40
Section 4.3.	Governmental Approvals; No Conflicts	40
Section 4.4.	Financial Condition; No Material Adverse Change	40
Section 4.5.	Litigation	41
Section 4.6.	Environmental Matters	41
Section 4.7.	Investment Company Status	41
Section 4.8.	ERISA	41
Section 4.9.	Disclosure	41
Section 4.10.	Subsidiaries	42
Section 4.11.	Use of Proceeds; Federal Reserve Regulations	42

ARTICLE 5.	CONDITIONS	42

Section 5.1.	Effectiveness	42
Section 5.2.	Each Credit Event	43

ALLETE Credit Agreement

(i)

TABLE OF CONTENTS

Page

ARTICLE 6.	AFFIRMATIVE COVENANTS	44

Section 6.1.	Financial Statements and Other Information	44
Section 6.2.	Notices of Material Events	45
Section 6.3.	Legal Existence	46
Section 6.4.	Taxes	46
Section 6.5.	Insurance	46
Section 6.6.	Condition of Property	46
Section 6.7.	Observance of Legal Requirements	47
Section 6.8.	Inspection of Property; Books and Records; Discussions	47

ARTICLE 7.	NEGATIVE COVENANTS	47

Section 7.1.	Liens	47
Section 7.2.	Merger; Consolidation	49
Section 7.3.	Transactions with Affiliates	50
Section 7.4.	Permitted Hedge Agreements	50
Section 7.5.	Financial Covenant	50

ARTICLE 8.	EVENTS OF DEFAULT	50

ARTICLE 9.	THE ADMINISTRATIVE AGENT	53

ARTICLE 10.	MISCELLANEOUS	55

Section 10.1.	Notices	55
Section 10.2.	Waivers; Amendments	56
Section 10.3.	Expenses; Indemnity; Damage Waiver	57
Section 10.4.	Successors and Assigns	58
Section 10.5.	Survival	61
Section 10.6.	Counterparts; Integration; Effectiveness	61
Section 10.7.	Severability	62
Section 10.8.	Right of Set-off	62
Section 10.9.	Governing Law; Jurisdiction; Consent to Service of Process	62
Section 10.10.	WAIVER OF JURY TRIAL	63
Section 10.11.	Headings	63
Section 10.12.	Interest Rate Limitation	63
Section 10.13.	Advertisement	63
Section 10.14.	USA Patriot Act Notice	64
Section 10.15.	Treatment of Certain Information	64
Section 10.16.	No Fiduciary Duty	64

ALLETE Credit Agreement

(ii)

SCHEDULES:
Schedule 1	Applicable Margin
Schedule 2.1	List of Commitments
Schedule 4.5/4.6	Disclosed Matters
Schedule 4.10	List of Subsidiaries

EXHIBITS:
Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Credit Request
Exhibit C	Form of Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Increase Supplement

ALLETE Credit Agreement

(iii)

THIS CREDIT AGREEMENT (this “Agreement”) dated as of May 25, 2011, is among ALLETE, INC., the Lenders party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE 1.

DEFINITIONS AND INTERPRETATION

Section 1.1. Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.  For the avoidance of doubt, a Loan that bears interest at a rate determined pursuant to clause (c) of the definition of Alternate Base Rate shall, for all purposes of this Agreement, be deemed to be an ABR Loan and not a Eurodollar Loan.

“Accountants” means PricewaterhouseCoopers, L.L.P. or another registered public accounting firm of recognized national standing.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and any successor in such capacity.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1% per annum (provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page 1 (or on any successor or substitute page of such Service) at approximately 11:00 a.m. London time on such day).  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Anniversary Date” has the meaning assigned to such term in Section 2.8.

“Applicable Margin” means a rate per annum determined pursuant to Schedule 1.

ALLETE Credit Agreement

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.11 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitments) represented by such Lender’s Commitments.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of such determination.

“Approved Fund” means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.4), and accepted by the Administrative Agent, substantially in the form of Exhibit A or in such other form as shall be acceptable to the Administrative Agent.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and, if different, the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means ALLETE, Inc., a Minnesota corporation.

“Borrower Financial Statements” has the meaning assigned to such term in Section 4.4(a).

“Borrowing” means Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

ALLETE Credit Agreement

“Capital Lease Obligations” means with respect to any Person, obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, provided that no power purchase agreement shall constitute a Capital Lease Obligation.

“Change in Control” means the occurrence of any of the following: (a) the consummation of any transaction the result of which is that any “person” or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 but excluding any employee benefit plan of the Borrower or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than 30% of the total voting power in the aggregate of all classes of the Voting Securities of the Borrower then outstanding, (b) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board of directors of the Borrower cease for any reason to constitute a majority of the directors of the Borrower then in office unless (i) such new directors were elected or nominated by a majority of the directors of the Borrower who constituted the board of directors of the Borrower at the beginning of such period or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability or (c) any event or condition relating to a change of control of the Borrower shall occur which requires or permits the holder or holders of indebtedness of the Borrower in an aggregate principal amount of $35,000,000 or more, or any agent or trustee for such holders, to require payment, purchase, redemption or defeasance of such indebtedness prior to its expressed maturity.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Signing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Signing Date or (c) compliance by any Credit Party (or, for purposes of Section 3.5(b), by any lending office of such Credit Party or by such Credit Party’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Signing Date; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any United States regulatory authority pursuant to Basel III shall, in each case referred to in the foregoing clauses (i) and (ii), be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder in an aggregate outstanding amount not exceeding the amount of such Lender’s Commitment as set forth on Schedule 2.1 plus, the amount of any increase set forth in each Increase Supplement executed and delivered by such Lender, the Borrower and the Administrative Agent or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment in accordance with Section 10.4(b), as applicable, as such Commitment may be adjusted from time to time pursuant to Section 2.5 or pursuant to assignments by or to such Lender pursuant to Section 10.4.  The initial aggregate amount of the Commitments is $250,000,000.

ALLETE Credit Agreement

“Compliance Certificate” means a certificate, substantially in the form of Exhibit D.

“Consolidated Assets” means the total amount of assets shown on the consolidated balance sheet of the Borrower and its Subsidiaries, determined in accordance with GAAP and prepared as of the end of the fiscal quarter then most recently ended for which financial statements have been filed with the SEC.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Event” has the meaning assigned to such term in Section 5.2.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of such Lender’s Loans and its LC Exposure at such time.

“Credit Parties” means the Administrative Agent, the Issuing Banks and the Lenders.

“Credit Request” means a Credit Request, substantially in the form of Exhibit B, or in such other form as shall be acceptable to the Administrative Agent.

“Declining Lender” has the meaning assigned to such term in Section 2.8.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender, as determined by the Administrative Agent (or if the Administrative Agent is the Defaulting Lender, by the Required Lenders), that (a) has failed, within three (3) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any)has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party (based on the reasonable belief that it may not fulfill its funding obligation), acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in (a) Schedule 4.5/4.6, (b) the current and periodic reports filed by the Borrower from time to time with the SEC pursuant to the requirements of the Securities Exchange Act of 1934 and the

ALLETE Credit Agreement

rules and regulations promulgated thereunder, or (c) disclosed by the Borrower to the Lenders (either directly or indirectly through the Administrative Agent) in writing.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the unconditional sole option of the holder thereof (other than solely for Equity Interests that do not constitute Disqualified Stock), in whole or in part, on or prior to the date that is 180 days after the Maturity Date.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means July 1, 2011.

“Eligible Assignees” means any of the following (a) any commercial banks, finance companies, insurance companies and other financial institutions and funds (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, provided that unless such entity is a Lender or an Affiliate of a Lender, such entity has been approved by the Administrative Agent, the Issuing Banks and, unless an Event of Default has occurred and is continuing at the time of assignment to such entity, the Borrower (each such approval not to be unreasonably withheld or delayed), and provided,  further, that any such entity shall be entitled, as of the date such entity becomes a Lender, to receive payments under its Note without deduction or withholding with respect to United States federal income tax, (b) each of the Lenders and (c) any Affiliate or Approved Fund of a Lender, and each is an “Eligible Assignee”.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” means any written accusation, allegation, notice of violation, claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases), (b) exposure to any Hazardous Material, (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Law” means any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threatened Release of any Hazardous Material or to health and safety matters.

ALLETE Credit Agreement

“Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interest” means (a) shares of corporate stock, partnership interests, limited liability company membership interests, and any other interest that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and (b) all warrants, options or other rights to acquire any Equity Interest set forth in the foregoing clause (a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) any failure to satisfy the minimum funding standards of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, whether or not waived, (c) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, (d) the receipt by  the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (e) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (f) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.  For the avoidance of doubt, a Loan that bears interest at a rate determined pursuant to clause (c) of the definition of Alternate Base Rate shall, for all purposes of this Agreement, be deemed to be an ABR Loan and not a Eurodollar Loan.

“Event of Default” has the meaning assigned to such term in Article 8.

“Existing Credit Agreement” means the Fourth Amended and Restated Committed Facility Letter dated January 11, 2006 among the Borrower, certain lenders and the agent named therein.

“Extension Request” has the meaning assigned to such term in Section 2.8(d).

“Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published for such day by the Federal Reserve Bank of New York, provided that (a) if the day for which such rate is to be determined is not a Business

ALLETE Credit Agreement

Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fitch” means Fitch Ratings, or any successor thereto.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied; provided that in the event Borrower converts to use the International Financial Reporting Standards by the International Accounting Standards Board or other method of accounting, as may hereafter be required or permitted by the SEC, then the term “GAAP” as used in this Agreement shall be deemed to mean and refer to such International Financial Reporting Standards or such other method of accounting instead, which are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, commission, exchange, association, board, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guaranteed” has a meaning correlative thereto.  The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the

ALLETE Credit Agreement

terms of the instrument evidencing such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith, provided that, notwithstanding anything in this definition to the contrary, the amount of any Guarantee of a Person in respect of any Permitted Hedge Agreement by any other Person with a counterparty shall be deemed to be the maximum reasonably anticipated liability of such other Person, as determined in good faith by such Person, net of any obligation or liability of such counterparty in respect of any Permitted Hedge Agreement with such Person, provided further that the obligations of such other Person under such Permitted Hedge Agreement with such counterparty shall be terminable at the election of such other Person in the event of a default by such counterparty in its obligations to such other Person.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest rate, currency exchange rate or commodity price hedge, future, forward, swap, option, cap, floor, collar or similar agreement or arrangement (including both physical and financial settlement transactions).

“Immaterial Subsidiary” means a Subsidiary that (a) has consolidated total assets with a book value not exceeding 5% of Consolidated Assets as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC and (b) had total revenues not exceeding 5% of the Borrower’s consolidated total revenues for the period ending on the last day of such fiscal quarter.

“Immaterial Transaction” means any transaction or event described in paragraph (i) or (j) of Article 8 so long as, after giving effect to such transaction or event, all Subsidiaries that have become subject to such transactions or events during the 12-month period ending on the date of such transaction or event (a) had consolidated total assets with a fair market value not exceeding 5% of Consolidated Assets as of the end of the most recent fiscal quarter for which financial statements have been filed with the SEC and (b) had total revenues not exceeding 5% of the Borrower’s consolidated total revenues for the period ending on the last day of such fiscal quarter.

“Increase Supplement” means an increase supplement in the form of Exhibit E.

“Increasing Lender” has the meaning assigned to such term in Section 2.5(d).

“Indebtedness” means as to any Person, at a particular time, all items which constitute, without duplication, (a) indebtedness for borrowed money or the deferred purchase price of property (excluding trade payables incurred in the ordinary course of business and excluding any such obligations payable solely through the Borrower’s issuance of Equity Interests (other than the Disqualified Stock and Equity Interests convertible into Disqualified Stock)), (b) indebtedness evidenced by notes, bonds, debentures or similar instruments, (c) obligations with respect to any conditional sale or title retention agreement, (d) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment of such drafts, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become

ALLETE Credit Agreement

liable for the payment thereof, provided that the amount of such liabilities included for purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the liabilities so secured, (f) indebtedness in respect of Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends, (g) liabilities in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any shares of equity securities or any option, warrant or other right to acquire any shares of equity securities, (h) obligations under Capital Lease Obligations, (i) Guarantees of such Person in respect of Indebtedness of others, and (i) to the extent not otherwise included, all net obligations of such Person under Permitted Hedge Agreements.

“Indemnitee” has the meaning assigned to such term in Section 10.3(b).

“Information” has the meaning assigned to such term in Section 10.15.

“Intellectual Property” means all copyrights, trademarks, servicemarks, patents, trade names and service names.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 3.2.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Eurodollar Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, the three-month anniversary of the first day of such interest period and (c) with respect to all Loans, (i) on the date of any prepayment or (ii) on the Maturity Date.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment Grade Rating” has the meaning assigned to such term in Section 7.2.

“Issuing Bank” means each of JPMorgan Chase and any other Lender approved by the Borrower and the Administrative Agent (which approval shall not be unreasonably withheld or delayed), in each case in its capacity as an issuer of Letters of Credit hereunder.

“JPMorgan Chase” means JPMorgan Chase Bank, N.A.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

ALLETE Credit Agreement

“LC Exposure” means, at any time, (a) with respect to all of the Lenders, the sum, without duplication, of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time and (b) with respect to each Lender, its Applicable Percentage of the amount determined under clause (a).

“Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Increase Supplement other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any standby letter of credit (and any successive renewals thereof) issued pursuant to this Agreement.

“Letter of Credit Commitment” means with respect to any Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder in a maximum amount separately agreed in writing between the Borrower and such Issuing Bank (it being understood that the Letter of Credit Commitments of all Issuing Banks may, but the amount of all Letters of Credit issued by all Issuing Banks may not, exceed the maximum amount of Letters of Credit permitted to be issued pursuant to Section 2.9(a)).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate does not appear on Page 3750 of the Dow Jones Market Service (or on any such successor or substitute page, or any successor to or substitute for such Service) at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate of interest per annum, as reported by JPMorgan Chase to the Administrative Agent, quoted by JPMorgan Chase to leading banks in the interbank eurodollar market as the rate at which JPMorgan Chase is offering Dollar deposits in an amount equal approximately to the Eurodollar Loan of JPMorgan Chase to which such Interest Period shall apply for a period equal to such Interest Period, as quoted at approximately 11:00 a.m. two Business Days prior to the first day of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), assignment, deposit arrangement, pledge, hypothecation, encumbrance or preference, priority, charge or other security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means a loan referred to in Section 2.1 and made pursuant to Section 2.4.

“Loan Documents” means this Agreement, each Note issued pursuant to Section 2.6 and each Letter of Credit and the related documentation.

ALLETE Credit Agreement

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Change” means a material adverse change in (a) the financial condition, operations, business or property of (ii) the Borrower or (ii) the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents or (c) the ability of the Credit Parties to enforce their rights and remedies under the Loan Documents.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, operations, business or property of (i) the Borrower or (ii) the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents, or (c) the ability of the Credit Parties to enforce their rights and remedies under the Loan Documents.

“Material Obligations” means as of any date, Indebtedness (other than Indebtedness under the Loan Documents) or operating leases of any one or more of the Borrower or any Subsidiary or, in the case of the Borrower only, any Guarantee, in an aggregate principal amount exceeding $35,000,000.  For purposes of determining Material Obligations, the “principal amount” of Indebtedness, operating leases or Guarantees at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary, as applicable, would be required to pay if such Indebtedness, operating leases or Guarantees became due and payable on such day.

“Maturity Date” means June 30, 2015.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage” means the Mortgage and Deed of Trust, dated as of September 1, 1945, among the Borrower, The Bank of New York Mellon (formerly Irving Trust Company) and Ming Ryan (successor to Richard H. West), Trustees.

“MPUC” means the Minnesota Public Utilities Commission or any Governmental Authority succeeding to the functions thereof.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned to such term in Section 2.5(d).

“Note” means a promissory note substantially in the form of Exhibit C issued at the request of a Lender pursuant to Section 2.6(e) to evidence its Loans.

“Obligations” means (a) the due and punctual payment of (i) principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including reimbursement obligations in respect of LC Disbursements, fees, commissions, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar

ALLETE Credit Agreement

proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower to the Lenders, or that are otherwise payable to any Credit Party, in each case under the Loan Documents and (c) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to the Loan Documents.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution or delivery of, or performance under, or otherwise with respect to, the Loan Documents.

“Participant” has the meaning assigned to such term in Section 10.4(d).

“Patriot Act” has the meaning assigned to such term in Section 10.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or similar charges incurred in the ordinary course of business that are not yet due or are being contested in compliance with Section 6.4, provided that enforcement of such Liens is stayed pending such contest;

(b) landlords’, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, contractors’, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations which are not delinquent or are being contested, provided that enforcement of such Liens is stayed pending such contest;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations (but not ERISA);

(d) pledges and deposits to secure the performance of bids, trade contracts, leases, purchase agreements, government contracts, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, and other than promissory notes and contracts for the repayment of borrowed money;

(e) Liens (including contractual security interests) in favor of a financial institution (including securities firms) encumbering deposit accounts or checks or instruments for collection, commodity accounts or securities accounts (including the right of set-off) at or held by such financial institution in the ordinary course of its commercial business and which secure only liabilities owed to such financial institution arising out of or resulting from its maintenance of such account or otherwise are within the general parameters customary in the financial industry;

(f) judgment liens in respect of judgments that do not constitute an Event of Default under paragraph (k) of Article 8;

(g) any interest of a lessor or licensor in property under an operating lease under which the Borrower or any Subsidiary is lessee or licensee, and any restriction or encumbrance to which the interest of such lessor or licensor is subject;

ALLETE Credit Agreement

(h) Liens arising from filed UCC-1 financing statements relating solely to leases not prohibited by this Agreement;

(i) leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries;

(j) licenses of Intellectual Property granted by the Borrower or any Subsidiary in the ordinary course of business and not materially interfering with the ordinary conduct of the business of the Borrower and its Subsidiaries;

(k) easements, servitudes (contractual and legal), zoning restrictions, rights of way, encroachments, minor defects and irregularities in title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not render title to such property unmarketable or materially interfere with the ability of the Borrower and its Subsidiaries, as the case may be, to utilize their respective properties for their intended purposes;

(l) Liens securing obligations, neither assumed by the Borrower or any Subsidiary nor on account of which the Borrower or any Subsidiary customarily pays interest, upon real estate on which the Borrower or any Subsidiary has a right-of-way, easement, franchise or other servitude or of which the Borrower or any Subsidiary is the lessee, for the purpose of locating transmission and distribution lines and related support structures, pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment, or service buildings incidental to any of the foregoing;

(m) with respect to properties involved in the production of oil, gas and other minerals, unitization and pooling agreements and orders, operating agreements, royalties, reversionary interests, preferential purchase rights, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business in the general area of such property and that are entered into in the ordinary course of business;

(n) Liens in favor of Governmental Authorities encumbering assets acquired in connection with a government grant program, and the right reserved to, or vested in, any Governmental Authority by the terms of any right, power, franchise, grant, license, or permit, or by any provision of law, to purchase, condemn, recapture or designate a purchaser of any property;

(o) Liens on Margin Stock to the extent that a prohibition on such Liens would violate Regulation U;

(p) Liens on any cash collateral for Letters of Credit issued under this Agreement or for a Defaulting Lender’s LC Exposure;

(q) customary Liens for the fees and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement;

(r) agreements for and obligations (other than repayment of borrowed money) relating to the joint or common ownership, operation, and use of property, including Liens under joint venture or similar agreements securing obligations incurred in the conduct of operations or

ALLETE Credit Agreement

consisting of a purchase option, call or right of first refusal with respect to the Equity Interests in such jointly owned Person; and

(s) Liens granted on cash or invested funds constituting proceeds of any sale or disposition of property deposited into escrow accounts to secure indemnification, adjustment of purchase price or similar obligations incurred in connection with such sale or disposition, in an amount not to exceed the amount of gross proceeds received from such sale or disposition.

“Permitted Hedge Agreement” means any Hedge Agreement engaged in by a Person as part of its normal business operations with the purpose and effect of hedging and protecting such Person against fluctuations or adverse changes in the prices of electricity, gas, fuel or other commodities, interest rates or currency exchange rates, which Hedge Agreement is part of a risk management strategy and not for purposes of speculation and not intended primarily as a borrowing of funds.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

 “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase as its prime rate at its principal office in New York City; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective.  The Prime Rate is not intended to be lowest rate of interest charged by JPMorgan Chase in connection with extensions of credit to borrowers.

“Properties” has the meaning assigned to such term in Section 4.6(a).

“Rating Agencies” means Fitch, Moody’s and S&P (or, if any of the foregoing ceases to provide Senior Debt Ratings as contemplated hereby, such other nationally recognized rating agency as shall be agreed by the Borrower and the Administrative Agent).

“Register” has the meaning assigned to such term in Section 10.4(c).

“Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

ALLETE Credit Agreement

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Remedial Action” means (a) “remedial action” as such term is defined in CERCLA, 42 U.S.C. Section 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health, welfare or the environment; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.

“Required Deposit Amount” means in the event that as a result of the deposit of cash collateral with the Administrative Agent pursuant to Section 2.8(i) the Borrower (a) is not required to grant a security interest in such cash collateral to any other Person, an amount equal to the LC Exposure on the date on which cash collateral is required to be deposited, or (b) is required to grant a security interest in such cash collateral to any other Person, an amount equal to the LC Exposure on the date on which cash collateral is required to be deposited multiplied by a fraction, the numerator of which is the sum of the LC Exposure plus the principal amount of all other obligations to be secured by such cash collateral and the denominator of which is the amount of such LC Exposure.

“Required Lenders” means, at any time, Lenders having unused Commitments, LC Exposure and outstanding Loans representing more than 50% of the sum of the unused Commitments, LC Exposure and outstanding Loans of all Lenders.

“Restricted Payment” means, as to any Person, (a) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to any Equity Interests of such Person, (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person and (c) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Indebtedness of such Person that is subordinated to the payment of Obligations.

“S&P” means Standard & Poor’s Ratings Group, a Standard & Poor’s Financial Services LLC business, or any successor thereto.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

“Senior Debt Rating” means, at any date, the credit rating identified by a Rating Agency as the credit rating that (i) it has assigned to long term unsecured senior debt of the Borrower or (ii) would assign to long term unsecured senior debt of the Borrower were the Borrower to issue or have outstanding any long term unsecured senior debt on such date.

“Signing Date” means the date on which the Administrative Agent has received signature pages hereto signed by all of the Borrower and each Lender.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages, if any, (including any marginal, special, emergency or supplemental

ALLETE Credit Agreement

reserves) expressed as a decimal established by the Board to which member banks of the United States Federal Reserve System in New York City with deposits exceeding $250,000,000 are subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D).  Such reserve percentages shall include those imposed pursuant to Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (i) in respect of a corporation, owns or controls more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined.  Unless the context otherwise requires, any reference to a Subsidiary shall be deemed to refer to a Subsidiary of the Borrower.

“Tax” means any present or future tax, levy, assessment, impost, duty, charge, fee, deduction or withholding of any nature, and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Tax on the Overall Net Income” means, as to any Person, a Tax imposed by the jurisdiction in which that Person’s principal office (and/or, in the case of a Lender, its lending office in the United States of America designated in its Administrative Questionnaire or such other office as such Lender may designate in writing to the Administrative Agent and the Borrower) is located, or by any political subdivision or taxing authority thereof, or in which that Person is deemed to be doing business, except to the extent such Person is doing business solely as a result of negotiation, execution, delivery or performance of the Transactions contemplated by this Agreement, imposed on (or measured by) all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

“Total Capitalization” means, at any time, the difference between (a) the sum of each of the following at such time with respect to the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP: (i) preferred Equity Interests, plus (ii) common Equity Interests and any premium on Equity Interests thereon (as such term is used in the Borrower Financial Statements), excluding accumulated other comprehensive income or loss, plus (iii) retained earnings, plus (iv) Total Indebtedness, and (b) (i) stock of the Borrower acquired by the Borrower and (ii) stock of a Subsidiary acquired by such Subsidiary, in each case at such time, as applicable, determined on a consolidated basis in accordance with GAAP.

“Total Indebtedness” means at any time, all Indebtedness (net of unamortized premium and discount (as such term is used in the Financial Statements)) at such time of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Transactions” means (a) the execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (b) the borrowing of the Loans and the issuance of the Letters of Credit and (c) the use of the proceeds of the Loans and the Letters of Credit.

ALLETE Credit Agreement

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a) the Adjusted LIBO Rate or (b) the Alternate Base Rate.  For the avoidance of doubt, a Loan that bears interest at a rate determined pursuant to clause (c) of the definition of Alternate Base Rate shall, for all purposes of this Agreement, be deemed to be an ABR Loan and not a Eurodollar Loan.

“Voting Security” means a security which ordinarily has voting power for the election of the board of directors (or other governing body), whether at all times or only so long as no senior class of Equity Interests has such voting power by reason of any contingency.

 “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“WPS” means the Public Service Commission of Wisconsin or any Governmental Authority succeeding to the functions thereof.

Section 1.2. Classification of Loans and Borrowings.  For purposes of this Agreement, (a) Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”) and (b) Borrowings may also be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

Section 1.3. Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any definition of or reference to any law shall be construed as referring to such law as from time to time amended and any successor thereto and the rules and regulations promulgated from time to time thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (g) any reference to a fiscal quarter or fiscal year means a fiscal quarter or fiscal year of the Borrower.

Section 1.4. Accounting Terms; GAAP.  Except as otherwise expressly provided herein, as used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.  If at any time any change in GAAP (including any change to the International Financial Reporting Standards by the International Accounting Standards Board or other method of accounting, as may hereafter be required or permitted by the SEC) would affect the computation of any financial requirement set forth in this Agreement, the Administrative Agent, the Lenders and the Borrower shall

ALLETE Credit Agreement

negotiate in good faith to amend such requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (a) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) the Borrower shall provide to the Credit Parties financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

Section 1.5. Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

ARTICLE 2.

THE CREDITS

Section 2.1. Commitments.  Subject to the terms and conditions hereof, each Lender severally agrees to make Loans to the Borrower in dollars from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Credit Exposure exceeding such Lender’s Commitment.  Within the foregoing limits, the Borrower may borrow, prepay and reborrow Loans.

Section 2.2. Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make any Loan as required.

(b) Subject to Section 3.4, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans, as applicable, in each case as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan (and any ABR Loan, the interest on which is determined pursuant to clause (c) of the definition of Alternate Base Rate) by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is $5,000,000 or a higher integral multiple of $1,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is $5,000,000 or a higher integral multiple of $1,000,000, provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.8(e).  Borrowings of more than one Type may be outstanding at the same time, provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding.

ALLETE Credit Agreement

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.3. Requests for Borrowings.

(a) To request a Borrowing, the Borrower shall deliver a Credit Request to the Administrative Agent by hand or facsimile (or transmit by electronic communication, pursuant to arrangements for doing so approved by the Administrative Agent) or notify the Administrative Agent by telephone, in each case to be promptly confirmed by the delivery to the Administrative Agent of a signed Credit Request (i) in the case of a Eurodollar Borrowing, not later than 12:30 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:30 p.m., New York City time, on the date of the proposed Borrowing.  Each such Credit Request (including each such telephonic request) shall be irrevocable (except as otherwise provided in Section 3.4) and shall specify the following information in compliance with Section 2.2:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.4.

(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Credit Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.4. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Subject to Section 5.2, the Administrative Agent will make such Loans available to the Borrower by promptly crediting or otherwise transferring the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Credit Request, provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.9(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

ALLETE Credit Agreement

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.4(a) or Section 2.9(e) and may, in reliance upon such assumption, make available to the Borrower or the applicable Issuing Bank, as applicable, a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower (and, if applicable, the applicable Issuing Bank) severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower or such Issuing Bank, as applicable, to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender or an Issuing Bank, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate that would be otherwise applicable to such Borrowing.  Any payment by the Borrower or an Issuing Bank, however, shall be without prejudice to its rights against the applicable Lender.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.5. Termination, Reduction and Increase of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments, provided that (i) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment or repayment of the Loans in accordance with Section 2.7, the sum of the Credit Exposures would exceed the total Commitments and (ii) each such reduction of the Commitments shall be in the amount of $5,000,000 or a higher integral multiple of $1,000,000.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Each reduction, and any termination, of the Commitments shall be permanent and each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(d) The Borrower may at any time and from time to time prior to the Maturity Date, at its sole cost, expense and effort, request any one or more of the Lenders to increase its Commitment (the decision to increase the Commitment of a Lender to be within the sole and absolute discretion of such Lender), or any other Person reasonably satisfactory to the Administrative Agent and the Issuing Banks to provide a new Commitment, by submitting to the Administrative Agent and the Issuing Banks an Increase Supplement duly executed by the Borrower and each such Lender or other Person, as the case may be, together with such other documentation and deliveries as the Administrative Agent shall reasonably require (which may include copies of resolutions authorizing

ALLETE Credit Agreement

such increase and/or opinion of counsel).  If such Increase Supplement is in all respects reasonably satisfactory to the Administrative Agent and the Issuing Banks, the Administrative Agent shall execute such Increase Supplement and the Administrative Agent shall deliver a copy thereof to the Borrower and each such Lender or other Person, as the case may be.  Upon execution and delivery of such Increase Supplement by the Administrative Agent and the Issuing Banks, (i) in the case of each such Lender (an “Increasing Lender”), its Commitment shall be increased to the amount set forth in such Increase Supplement, (ii) in the case of each such other Person (a “New Lender”), such New Lender shall become a party hereto and have the rights and obligations of a Lender under the Loan Documents and its Commitment shall be as set forth in such Increase Supplement; provided that:

(A) immediately after giving effect thereto, the sum of all increases (other than any increase in any Lender’s Commitment in order to replace another Lender pursuant to Section 3.8(b)) in the aggregate Commitments made pursuant to this Section 2.5(d) shall not exceed the sum of (x) $100,000,000 plus (y) the amount of the Commitment of each Lender that becomes a Defaulting Lender;

(B) each such increase of the aggregate Commitments shall be in an amount not less than $10,000,000 or a higher integral multiple of $5,000,000;

(C) if Loans would be outstanding immediately after giving effect to any such increase, then simultaneously with such increase (1) each such Increasing Lender, each New Lender and each other Lender shall be deemed to have entered into an Assignment and Assumption, pursuant to which each such other Lender shall have assigned to each such Increasing Lender and each such New Lender a portion of its Commitment, Loans and LC Exposure necessary to reflect proportionately the Commitments as adjusted in accordance with this clause (d), and (2) in connection with such assignment, each such Increasing Lender and each such New Lender shall pay to the Administrative Agent, for the account of each such other Lender, such amount as shall be necessary to reflect the assignment to it of Loans, and in connection with such master assignment each such other Lender may treat the assignment of Eurodollar Borrowings as a prepayment of such Eurodollar Borrowings for purposes of Section 3.6;

(D) each such other Person shall have delivered to the Administrative Agent and the Borrower all forms, if any, that are required to be delivered by such other Person pursuant to Section 3.7; and

(E) the Borrower shall have delivered to the Administrative Agent with sufficient copies for each Lender a certificate of a Financial Officer demonstrating pro forma compliance with the terms of this Agreement through the Maturity Date and the Administrative Agent shall have received such certificates and other items as it shall reasonably request in connection with such increase.

Section 2.6. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

ALLETE Credit Agreement

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that its Loans be evidenced by a Note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 10.4) be represented by a Note payable to the order of the payee named therein or any Eligible Assignee pursuant to Section 10.4, except to the extent that any such Lender or Eligible Assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (b) and (c) above.

Section 2.7. Prepayment of Loans.

(a) Voluntary Prepayments.  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section.

(b) Prepayments Resulting from the Reduction of the Total Commitments.  In the event of any partial reduction or termination of the Commitments, then (i) at or prior to the date of such reduction or termination, the Administrative Agent shall notify the Borrower and the Lenders of the sum of the Credit Exposures after giving effect thereto and (ii) if such sum would exceed the total Commitments after giving effect to such reduction or termination, then the Borrower shall, on the date of such reduction or termination, prepay Borrowings in an amount sufficient to eliminate such excess.

(c) Notice of Prepayment; Application of Prepayments.  The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder, (i) in the case of a prepayment of a Eurodollar Borrowing, not later than 11:30 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:30 a.m., New York City time, on the date of the prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid, provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.5, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.5.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing under Section 2.7(a) shall, when added to the amount of each concurrent reduction of

ALLETE Credit Agreement

the Commitments and prepayment of Borrowings under such Sections, be in an integral multiple of $1,000,000 and not less than $5,000,000 (or, if the outstanding principal balance of the Revolving Loans is less than such minimum amount, then such lesser outstanding principal balance, as the case may be).  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 3.1.  Notwithstanding any provision of this Section 2.7(c) to the contrary, if any Lender becomes a Defaulting Lender, then the provisions of Section 2.11 shall apply for so long as such Lender is a Defaulting Lender.

Section 2.8. Extension of Maturity Date.

The Borrower may, on one occasion during the term of this Agreement, request an extension of the Maturity Date for up to one additional one-year period by submitting a request for extension to the Administrative Agent (which shall promptly advise each Lender) (an “Extension Request”) not more than 75 days nor less than 30 days prior to any anniversary of the date of the Effective Date (each an “Anniversary Date”).  In response to such request, each Lender shall, not later than 20 days prior to the applicable Anniversary Date, notify the Administrative Agent whether it is willing (in its sole and complete discretion) to extend the scheduled Maturity Date for an additional year (and any Lender that fails to give such notice to the Agent shall be deemed to have elected not to extend the scheduled Maturity Date).  The Administrative Agent will notify the Borrower of the Lenders’ decisions no later than 15 days prior to such Anniversary Date.  If Lenders holding more than 50% of the Commitments elect to extend the scheduled Maturity Date, then on such Anniversary Date the Commitments of such Lenders shall be extended for an additional year; provided that (i) no Default exists on such Anniversary Date and (ii) all representations and warranties are true and correct on such Anniversary Date, as though made as of such Anniversary Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).  No Lender shall be required to consent to any Extension Request and any Lender that elects, or is deemed to have elected, not to extend the scheduled Maturity Date (a “Declining Lender”) will have its Commitment terminated on the then existing scheduled Maturity Date (without regard to any extension by other Lenders).  The Borrower may, at its sole expense and effort, upon notice to any Declining Lender and the Administrative Agent, require any Declining Lender to assign and delegate its rights and obligations under this Agreement to an Eligible Assignee selected by the Borrower and willing to accept such assignment (in accordance with, and subject to, the restrictions and consents otherwise required for assignments generally).

Section 2.9. Letters of Credit.

(a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in dollars for its own account, in a form acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the period from the Effective Date to the tenth Business Day preceding the last day of the Availability Period; provided that (i) the aggregate amount of the Credit Exposure of all Lenders shall not exceed the total Commitments and (ii) the aggregate amount of all LC Exposure shall not at any time exceed $40,000,000.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance; Amendment; Renewal; Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an

ALLETE Credit Agreement

outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, pursuant to arrangements for doing so approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (not later than three Business Days before the requested date of issuance, amendment, renewal or extension) a Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $40,000,000 and (ii) the total Credit Exposures shall not exceed the total Commitments.

(c) Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and (ii) the date that is ten Business Days prior to the Maturity Date, provided that any Letter of Credit may provide for the automatic renewal thereof for any period (unless the applicable Issuing Bank elects not to extend) so long as such period ends (x) at least ten Business Days prior to the Maturity Date or (y) if the Borrower shall have deposited cash collateral with the Administrative Agent to the extent required by Section 2.9(i) for such Letter of Credit, not later than the first anniversary of the Maturity Date.

(d) Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable  Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each such Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each such Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that no Lender shall be obligated to make any payment to the Administrative Agent for any wrongful LC Disbursement made by an Issuing Bank as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Bank.

(e) Reimbursement.  If any Issuing Bank shall make an LC Disbursement in respect of a Letter of Credit, then such Issuing Bank shall either (i) notify the Borrower to reimburse such Issuing Bank therefor, in which case the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement and any accrued interest thereon not later than 2:00 p.m. on the date that such LC Disbursement is made, if the

ALLETE Credit Agreement

Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m. on such date, or if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m. on the Business Day immediately following the day that the Borrower receives such notice, provided that, if the LC Disbursement is equal to or greater than $1,000,000, the Borrower may, subject to the conditions of borrowing set forth herein, request in accordance with Section 2.3 or this Section 2.9 that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing, and/or (ii) notify the Administrative Agent that such Issuing Bank is requesting that the Lenders make an ABR Borrowing in an amount equal to such LC Disbursement and any accrued interest thereon, in which case (A) the Administrative Agent shall notify each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of such ABR Borrowing, and (B) each Lender shall, whether or not any Default shall have occurred and be continuing, any representation or warranty shall be accurate, any condition to the making of any Loan hereunder shall have been fulfilled, or any other matter whatsoever, make the Loan to be made by it under this paragraph by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders on (1) the Business Day that such Lender receives such notice, if such notice is received prior to 12:00 noon, New York City time, on the day of receipt or (2) the Business Day immediately following the day that such Lender receives such notice, if such notice is not received prior to such time on the day of receipt.  Such Loans shall, for all purposes hereof, be deemed to be an ABR Borrowing referred to in Section 2.2(a) and made pursuant to Section 2.3, and the Lenders obligations to make such Loans shall be absolute and unconditional.  The Administrative Agent will make such Loans available to the applicable Issuing Bank by promptly crediting or otherwise transferring the amounts so received, in like funds, to such Issuing Bank for the purpose of repaying in full the LC Disbursement and all accrued interest thereon.

(f) Obligations Absolute.  The Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, insufficient or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document, (v) the existence of any claim, set-off, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Credit Party or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction, or (vi) any other act or omission to act or delay of any kind of any Credit Party or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of set-off against, the Borrower’s obligations hereunder.  Neither any Credit Party nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation

ALLETE Credit Agreement

of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by any Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, any Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Each Issuing Bank shall promptly notify (which may include telephonic notice, promptly confirmed by facsimile) the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest.  If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 3.1(b) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateral.  In the event that (i) an Event of Default shall occur and be continuing or (ii) any Letter of Credit has an expiry date on or after the tenth Business Day prior to the Maturity Date (or any LC Disbursements remain unreimbursed on or after such date), the Borrower shall deposit with the Administrative Agent in immediately available funds on the Business Day on which it receives notice from the Administrative Agent or Required Lenders demanding the deposit of cash collateral in the case of clause (i), or on or before the tenth Business Day prior to the Maturity Date or such earlier date as shall be requested by the applicable Issuing Bank in the case of clause (ii), an amount equal to the Required Deposit Amount, which amount shall be held by the Administrative Agent for the benefit of the Lenders as cash collateral pursuant to a cash collateral agreement in form and substance satisfactory to the Administrative Agent and the applicable Issuing Banks to secure the Borrower’s reimbursement obligations with respect to LC Disbursements; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in paragraph (i) or (j) of Article 8.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower

ALLETE Credit Agreement

under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Such deposit shall not bear interest, nor shall the Administrative Agent be under any obligation whatsoever to invest the same, provided that, at the request of the Borrower, such deposit shall be invested by the Administrative Agent in direct short term obligations of, or short term obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America, in each case maturing no later than the expiry date of the Letter of Credit giving rise to the relevant LC Exposure.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.  If the Borrower is required to provide cash collateral hereunder as a result of clause (ii) of the first sentence of this paragraph, the amount thereof (to the extent not applied as aforesaid) shall be returned to the Borrower when the LC Exposure is zero and all applicable Letters of Credit shall have been returned to the applicable Issuing Banks and shall have been cancelled.

(j) Notwithstanding any provision of this Section 2.9 to the contrary, if any Lender becomes a Defaulting Lender, then the provisions of Section 2.11 shall apply for so long as such Lender is a Defaulting Lender.

Section 2.10. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, LC Disbursements, interest or fees, or of amounts payable under Sections 3.5, 3.6, 3.7 or 10.3, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its office at 10 S. Dearborn, Chicago, Illinois, or such other office as to which the Administrative Agent may notify the other parties hereto, except that payments pursuant to Sections 3.3(b) (with respect to the fronting fee and other amounts payable to the Issuing Banks), 3.3(c), 3.5, 3.6, 3.7 and 10.3 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b) Each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each payment of fees, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans).  Each Lender agrees that in computing such

ALLETE Credit Agreement

Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Loans, unreimbursed LC Disbursements, interest, fees and commissions then due hereunder, such funds shall be applied (i) first, towards payment of interest, fees and commissions then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties and (ii) second, towards payment of principal of Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans and participations in LC Disbursements, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Credit Parties hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Credit Parties the amount due.  In such event, if the Borrower has not in fact made such payment, then each such Credit Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Credit Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Credit Party shall fail to make any payment required to be made by it pursuant to Section 2.4(b) or 2.10(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Credit Party to satisfy such Credit Party’s obligations under such Sections until all such unsatisfied obligations are fully paid and (ii) hold any such amounts

ALLETE Credit Agreement

in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections; in the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.  Notwithstanding any provision of this Section 2.10 to the contrary, if any Lender becomes a Defaulting Lender, then the provisions of Section 2.11 shall apply for so long as such Lender is a Defaulting Lender.

Section 2.11. Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) Fees pursuant to Section 3.3(a) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender.

(b) If any LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) All or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 5.2 are satisfied at such time;

(ii) If the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two (2) Business Days following notice by the Administrative Agent cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.9(i) for so long as such LC Exposure is outstanding;

(iii) If the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.11(b), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) If the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.11(b), then the fees payable to the Lenders pursuant to Sections 3.3(a) and 3.3(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;

(v) If any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.11(b), then, without prejudice to any rights or remedies of the Issuing Banks or any Lender hereunder, all letter of credit fees payable under Section 3.3(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks until such LC Exposure is cash collateralized and/or reallocated; and

(vi) If and so long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied
ALLETE Credit Agreement

that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders or cash collateral will be provided by the Borrower in accordance with this Section 2.11(b), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.11(b)(i) (and Defaulting Lenders shall not participate therein).

(c) The Commitments and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have voted or taken or may take any action hereunder (including any consent to any amendment, modification or waiver pursuant to Section 10.2); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) any amendment or modification that increases, or extends the maturity of, such Defaulting Lender’s Commitment or reduces the principal amount of, or rate of interest on, any Loan made by such Defaulting Lender, shall require the consent of such Defaulting Lender.

(d) In the event that the Administrative Agent, the Borrower and each Issuing Bank agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage, and all cash collateral and accrued interest thereon held by the Administrative Agent or the applicable Issuing Banks shall be returned to the Borrower forthwith.

ARTICLE 3.

INTEREST, FEES, YIELD PROTECTION, ETC.

Section 3.1. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin.  The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(b) Notwithstanding the foregoing, if any principal of or interest on any Loan, any reimbursement obligation in respect of any LC Disbursement or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraph of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Borrowings as provided in the preceding paragraph of this Section.

(c) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that (i) interest accrued pursuant to paragraph (b) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such

ALLETE Credit Agreement

repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(d) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent clearly demonstrable error.  The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each change in the Prime Rate or ABR, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates required.

Section 3.2. Interest Elections Relating to Borrowings.

(a) Each Borrowing initially shall be of the Type specified in the applicable Credit Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Credit Request.  Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall deliver to the Administrative Agent a signed Interest Election Request in a form approved by the Administrative Agent (or notify the Administrative Agent by telephone, to be promptly confirmed by delivery to the Administrative Agent of a signed Interest Election Request) by the time that a Credit Request would be required under Section 2.3 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c) Each such telephonic and written Interest Election Request shall be irrevocable (except as otherwise provided in Section 3.4) and shall specify the following information:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

ALLETE Credit Agreement

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 3.3. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender, a facility fee, which shall accrue at a rate per annum equal to the Applicable Margin on the daily amount of the Commitment of such Lender (regardless of usage) during the period from and including the date on which this Agreement becomes effective pursuant to Section 10.6 to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which such Lender’s Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure.  Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year, each date on which the Commitments are permanently reduced and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date, provided that all unpaid facility fees shall be payable on the date on which the Commitments terminate and provided further that facility fees which accrue after the Commitments terminate shall be payable on demand.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank for its own account a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and each Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC

ALLETE Credit Agreement

Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Accrued participation fees and fronting fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to each Credit Party, for its own account, fees and other amounts payable in the amounts and at the times separately agreed upon in writing between the Borrower and such Credit Party.

(d) All fees and other amounts payable hereunder shall be paid on the dates due, in immediately available funds.  Fees and other amounts paid shall not be refundable under any circumstances other than clearly demonstrable error.

Section 3.4. Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone (confirmed by facsimile) or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Credit Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.  Notwithstanding the foregoing, if the Borrower shall have submitted a Request with respect to a Eurodollar Borrowing and the Administrative Agent shall have notified the Borrower in accordance with the preceding sentence that such Borrowing will be made as an ABR Borrowing, the Borrower shall have the right, prior to the time by which it would have had to submit a Request for an ABR Borrowing to be made on the same date, to withdraw such Request.

Section 3.5. Increased Costs; Illegality.

(a) If any Change in Law shall:

ALLETE Credit Agreement

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Credit Party (except any such reserve requirement reflected in the Adjusted LIBO Rate);

(ii) subject any Lender or any Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for indemnified Taxes or Other Taxes covered by Section 3.7 and the imposition of, or any change in the rate of, any Tax on the Overall Net Income payable by such Lender or the Issuing Bank); or

(iii) impose on any Credit Party or the London interbank market any other condition affecting this Agreement, any Eurodollar Loans made by such Credit Party or any participation therein or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Credit Party of making or maintaining any Eurodollar Loan or the cost to such Credit Party of issuing, participating in or maintaining any Letter of Credit hereunder or to increase the cost to such Credit Party or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.

(b) If any Credit Party determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Credit Party’s capital or on the capital of such Credit Party’s holding company, if any, as a consequence of this Agreement or the Loans made, the Letters of Credit issued or the participations therein held, by such Credit Party to a level below that which such Credit Party or such Credit Party’s holding company could have achieved but for such Change in Law (taking into consideration such Credit Party’s policies and the policies of such Credit Party’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party’s holding company for any such reduction suffered.

(c) A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive and binding upon all parties hereto absent manifest error.  The Borrower shall pay such Credit Party the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Credit Party pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Credit Party notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Credit Party’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof but not to exceed a period of 365 days.

ALLETE Credit Agreement

(e) Notwithstanding any other provision of this Agreement, if, after the Signing Date, any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as applicable), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans, as of the effective date of such notice as provided in the last sentence of this paragraph.

In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans, as applicable.  For purposes of this paragraph, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.

Section 3.6. Break Funding Payments.  In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.7(c) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period or maturity date applicable thereto as a result of a request by the Borrower pursuant to Section 3.8, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall

ALLETE Credit Agreement

be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

Section 3.7. Taxes.

(a) Payments to be Free and Clear.  Provided that all documentation, if any, then required to be delivered by any Lender or the Administrative Agent pursuant to Section 3.7(c) has been delivered, all sums payable by the Borrower under the Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the Overall Net Income of any Lender (for which payment need not be free and clear, but no deduction or withholding shall be made unless then required by applicable law)) imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of the Borrower or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

(b) Grossing up of Payments.  If the Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by the Borrower to the Administrative Agent or any Lender under any of the Loan Documents:

(i) the Borrower shall notify the Administrative Agent and such Lender of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;

(ii) the Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender, as the case may be;

(iii) the sum payable by the Borrower to the Administrative Agent or a Lender in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date therefor a net sum equal to what it would have received had no such deduction, withholding or payment been required or made, provided that no amount shall be required to be paid to any Foreign Lender for any Tax imposed as a result of such Foreign Lender’s failure to comply with the reporting requirements as set forth in Sections 1471 and 1472 of the Code (or regulation or administrative guidance promulgated thereunder) except to the extent that such compliance would cause a Foreign Lender to be in violation of any applicable law;

(iv) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to the Administrative Agent and the applicable Lender evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority; and

ALLETE Credit Agreement

(v) provided that no additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the Signing Date (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment and Assumption pursuant to which such Lender became a Lender (in the case of each other Lender) if any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment and Assumption, as the case may be, in respect of payments to such Lender, and provided further that any Lender claiming any additional amounts payable pursuant to this Section 3.7 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office or take other appropriate action if the making of such a change or the taking of such action, as the case may be, would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(c) Tax Certificates.  Each Foreign Lender listed on the signature pages hereof shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Effective Date (in the case of each Foreign Lender listed on the signature pages hereof) or on the effective date of the Assignment and Assumption pursuant to which it becomes a Lender (in the case of each other Foreign Lender), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), including upon the occurrence of any event requiring a change in the most recent counterpart of any form set forth below previously delivered by such Foreign Lender to the Borrower, such certificates, documents or other evidence, properly completed and duly executed by such Foreign Lender including (i) two accurate and complete original signed copies of Internal Revenue Service Form W8-BEN or Form W8-ECI, or successor applicable form and (ii) an Internal Revenue Service Form W-8 or W-9 (or any other certificate or statement of exemption required by Treasury Regulations Section 1.1441 4(a) or Section 1.1441 6(c) or any successor thereto) to establish that such Foreign Lender is not subject to deduction or withholding of United States federal income tax under Section 1441 or 1442 of the Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Foreign Lender of principal, interest, fees or other amounts payable under any of the Loan Documents.  The Borrower shall not be required to pay any additional amount to any such Foreign Lender under Section 3.7(b)(iii) if such Foreign Lender shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if such Foreign Lender shall have satisfied such requirements on the Effective Date (in the case of each Foreign Lender listed on the signature pages hereof) or on the effective date of the Assignment and Assumption pursuant to which it becomes a Lender (in the case of each other Foreign Lender), nothing in this Section shall relieve the Borrower of its obligation to pay any additional amounts pursuant to Section 3.7(b)(iii) in the event that, as a result of any change in applicable law, such Foreign Lender is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that such Foreign Lender is not subject to withholding as described in the immediately preceding sentence.

(d) Other Taxes.

(i) The Borrower shall pay Other Taxes to the relevant Governmental Authority in accordance with applicable law; and

ALLETE Credit Agreement

(ii) the Borrower shall indemnify the Administrative Agent and each Lender within 10 Business Days after written demand thereof, for the full amount of any Taxes (other than Taxes on the Overall Net Income) or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Taxes, other than Taxes on the Overall Net Income, or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and (unless caused by the gross negligence or willful misconduct of such party) any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes, other than Taxes on the Overall Net Income, or Other Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount such of payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Tax Refunds.  If the Administrative Agent or Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.7, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.7 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to cooperate with any reasonable request made by the Borrower in respect of a claim of a refund in respect of any Taxes paid by the Borrower or by such Lender for an on account of the Borrower if (i) the Borrower has agreed in writing to pay all of the Administrative Agent’s or the Issuing Banks’ or such Lender’s reasonable out-of-pocket costs and expenses relating to such claim, (ii) the Administrative Agent or such Issuing Bank or such Lender determines, in its good faith judgment, that it would not be disadvantaged, unduly burdened or prejudiced as a result of such claim, and (iii) the Borrower furnishes, upon request of the Administrative Agent, such Issuing Bank or such Lender, an opinion of tax counsel (such opinion, which can be reasoned, and such counsel to be reasonably acceptable to the Administrative Agent, such Issuing Bank or such Lender) that the Borrower is likely to receive a refund or credit.  This Section shall not be construed to require any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to either the Borrower or any other Person.

Section 3.8. Mitigation Obligations.

(a) Designation of a Different Lending Office. In the event that the Borrower becomes obligated to pay additional amounts to any Lender (or to any Governmental Authority for the account of any Lender) pursuant to Section 3.5, Section 3.6 or Section 3.7, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.5, Section 3.6 or Section 3.7, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be

ALLETE Credit Agreement

disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. In the event that (i) the Borrower becomes obligated to pay additional amounts to any Lender (or to any Governmental Authority for the account of any Lender) pursuant to Section 3.5, Section 3.6 or Section 3.7, (ii) any Lender becomes a Defaulting Lender, or (iii) if any Lender has failed to consent to a proposed amendment, waiver, discharge or termination that under Section 10.2 requires the consent of all the Lenders and with respect to which the Required Lenders shall have granted their consent, then the Borrower may, at its sole cost and expense, within 60 days of the demand by such Lender for such additional amounts or the relevant default or action by such Lender, as the case may be, and subject to and in accordance with the provisions of Section 10.4 (with the Borrower obligated to pay any applicable processing and recordation fee), designate an Eligible Assignee (acceptable to the Administrative Agent and the Issuing Banks) to purchase and assume all of such Lender’s interests, rights and obligations under the Loan Documents, without recourse to or warranty by or expense to, such Lender, for a purchase price equal to the outstanding principal amount of such Lender’s Loans plus any accrued but unpaid interest thereon and accrued but unpaid facility fees and letter of credit fees in respect of such Lender’s Commitment and any other amounts payable to such Lender hereunder, and to assume all the obligations of such Lender hereunder, and, upon such purchase, such Lender shall no longer be a party hereto or have any rights hereunder (except those that survive full repayment hereunder) and shall be relieved from all obligations to the Borrower hereunder, and the Eligible Assignee shall succeed to the rights and obligations of such Lender hereunder.  No replacement of a Defaulting Lender pursuant to this Section 3.8 shall be deemed to be a waiver of any right that the Borrower, the Administrative Agent, the Issuing Banks or any other Lender may have against such Defaulting Lender.  The Borrower shall execute and deliver to such Eligible Assignee a Note.  Notwithstanding anything herein to the contrary, in the event that a Lender is replaced pursuant to this Section 3.8 as a result of the Borrower becoming obligated to pay additional amounts to such Lender (or to any Governmental Authority for the account of any Lender) pursuant to Section 3.5, Section 3.6 or Section 3.7, such Lender shall be entitled to receive such additional amounts as if it had not been so replaced, except as otherwise provided in Section 2.10 if such Lender becomes a Defaulting Lender.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Credit Parties that:

Section 4.1. Organization; Powers.  Each of the Borrower and each Subsidiary is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, has all requisite corporate power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 4.2. Authorization; Enforceability.  The Transactions are within the corporate powers of the Borrower and have been duly authorized by all necessary corporate and, if required, equity holder action.  Each Loan Document has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation thereof, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity.

ALLETE Credit Agreement

Section 4.3. Governmental Approvals; No Conflicts.

(a) The execution, delivery and performance by the Borrower of the Loan Documents and the borrowing of the Loans and the issuance of the Letters of Credit do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) information filings to be made in the ordinary course of business, which filings are not a condition to the Borrower’s performance under the Loan Documents and (ii) such as have been obtained or made and are in full force and effect and not subject to any appeals period.

(b) The Transactions will not (i) violate the charter, by-laws or other organizational documents of the Borrower, (ii) violate any applicable law or regulation or any order of any Governmental Authority, (iii) violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower, and (iv) result in or require the creation or imposition of any Lien on any asset of the Borrower.

Section 4.4. Financial Condition; No Material Adverse Change.

(a) The Borrower has previously delivered to the Credit Parties copies of  (i) its Form 10-K for the fiscal year ended December 31, 2010, containing the audited consolidated balance sheet of the Borrower and its Subsidiaries and the related audited consolidated statements of operations, comprehensive income, changes in stockholders’ equity and cash flows for the fiscal year ending December 31, 2010 (including with the applicable related notes and schedules, the “Borrower Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the related unaudited consolidated statements of income, equity and cash flows for the fiscal quarter ended March 31, 2011.  All such financial statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and results of the operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated therein (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal, year end audit adjustments).

(b) Since December 31, 2010, there has been no Material Adverse Change.

Section 4.5. Litigation.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Subsidiary (a) that, if adversely determined (and provided that there exists a reasonable possibility of such adverse determination), would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, except for any Disclosed Matters, and except that the commencement by the Borrower, any Subsidiary or any Governmental Authority of a rate proceeding, fuel adjustment clause audit or earnings review before such Governmental Authority shall not constitute such a pending or threatened action, suit or proceeding unless and until such Governmental Authority has made a final determination thereunder that would reasonably be expected to have a Material Adverse Effect, or (b) that involve any Loan Document or the Transactions.

Section 4.6. Environmental Matters.  Except for the Disclosed Matters, the Borrower and its Subsidiaries (a) are in compliance with Environmental Law, (b) have received all permits, licenses or other approvals required of them under applicable Environmental Law to conduct their respective

ALLETE Credit Agreement

businesses and (c) are in compliance with all terms and conditions of any such permit, license, or approval, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7. Investment Company Status.  Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940.

Section 4.8. ERISA.  Each of the Borrower and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except for any such failure that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 4.9. Disclosure.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower or any Subsidiary to any Credit Party in connection with the negotiation of, or delivered under any Loan Document when taken as a whole (as modified or supplemented by other information so furnished, including the information contained in the Borrower’s most recent annual report on Form 10-K and in Borrower’s reports filed with the SEC under the Securities Exchange Act of 1934 subsequent to the filing of the Form 10-K) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, to the extent any such reports, financial statements, certificates or other information was based upon or constitutes a forecast or a projection (including statements concerning future financial performance, ongoing business strategies or prospects or possible future actions, and other forward-looking statements), the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.10. Subsidiaries. As of the Signing Date, the Borrower has only the Subsidiaries set forth on Schedule 4.10.  Schedule 4.10 sets forth with respect to each Subsidiary, the identity of each Person that owns Equity Interests in such Subsidiary and the percentage of the issued and outstanding Equity Interests owned by each such Person.  The shares of each Subsidiary (excluding any Immaterial Subsidiary) are duly authorized, validly issued, fully paid and non assessable and are owned free and clear of any Liens, other than Liens permitted pursuant to Section 7.1.

Section 4.11. Use of Proceeds; Federal Reserve Regulations.

(a) The proceeds of the Loans and the Letters of Credit will be used for general corporate purposes not inconsistent with the terms hereof, including liquidity support for the Borrower’s commercial paper program.

(b) Neither the Borrower nor any Subsidiary is engaged principally, or as one of their important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.  Immediately before and after giving effect to the making of each Loan and the issuance of each Letter of Credit, Margin Stock will constitute less than 25% of the Borrower’s assets as determined in accordance with Regulation U.

ALLETE Credit Agreement

(c) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase, acquire or carry any Margin Stock (other than any purchase of Equity Interests in the Borrower so long as such Equity Interests are retired immediately upon the purchase thereof) or for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X or (ii) to fund a personal loan to or for the benefit of a director or executive officer of the Borrower or any Subsidiary.

ARTICLE 5.

CONDITIONS

Section 5.1. Effectiveness.  The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder are subject the satisfaction (or waived in accordance with Section 10.2) of the following conditions precedent:

(a) Credit Agreement.  The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) Notes.  The Administrative Agent shall have received any Note requested by a Lender pursuant to Section 2.6 payable to the order of such requesting Lender.

(c) Legal Opinion.  The Administrative Agent shall have received favorable written opinions (addressed to the Credit Parties and dated on or prior to the Effective Date) from Deborah A. Amberg, Senior Vice President, General Counsel and Secretary of the Borrower, and Cohen Tauber Spievack & Wagner P.C., special counsel to the Borrower, covering such matters relating to the Borrower, the Loan Documents and the Transactions as the Required Lenders may reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(d) Organizational Documents, etc.  The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (i) the organization, existence and good standing of the Borrower (including (x) a certificate of incorporation of the Borrower, certified as of a recent date by the Secretary of State of the jurisdiction of its incorporation, and (y) certificates of good standing (or comparable certificates) for the Borrower, certified as of a recent date prior to the Effective Date, by the Secretaries of State (or comparable official) of the jurisdiction of its incorporation and each other jurisdiction in which it is qualified to do business, (ii) the authorization of the Transactions, (iii) the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers, and (iv) any other legal matters relating to the Borrower, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(e) Officer’s Certificate.  The Administrative Agent shall have received a certificate, in form and substance satisfactory to the Administrative Agent, dated on or prior to the Effective Date and signed by the chief executive officer or the chief financial officer of the Borrower (or other Financial Officer acceptable to the Administrative Agent), confirming (i) the representations

ALLETE Credit Agreement

and warranties of the Borrower set forth in the Loan Documents are true and correct and (ii) no Default exists.

(f) No Material Adverse Change.  The Administrative Agent shall have received a certificate of a Financial Officer, in form and substance satisfactory to the Administrate Agent, dated the Effective Date, to the effect that since December 31, 2010, no Material Adverse Change has occurred.

(g) Existing Loan Documents.  Evidence that the Borrower has paid all outstanding amounts under the Existing Credit Agreement.

(h) Miscellaneous.  Such other documents as any Lender or its counsel may have reasonably requested.

The Administrative Agent shall notify the Borrower and the Credit Parties when the conditions set forth above have been satisfied or waived, and such notice shall be conclusive and binding.

Section 5.2. Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Banks to issue, increase, amend, renew or extend a Letter of Credit, (each such event being called a “Credit Event”) is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in the Loan Documents (other than the representations and warranties in Section 4.4(b), Section 4.5 and Section 4.6 of this Agreement) shall be true and correct on and as of the date of such Borrowing or the date of such issuance, increase, amendment, renewal or extension, as applicable, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date.

(b) At the time of and immediately after giving effect to such Borrowing or such issuance, increase, amendment, renewal or extension, as applicable, no Default shall have occurred and be continuing.

(c) The Administrative Agent shall have received a Credit Request and such other documentation and assurances as shall be reasonably required by it in connection herewith.

(d) Such Loan or Letter of Credit shall not be prohibited by any applicable law, rule or regulation.

Each Borrowing and each issuance, increase, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 6.

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in

ALLETE Credit Agreement

full and all Letters of Credit have expired and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Credit Parties that:

Section 6.1. Financial Statements and Other Information.  The Borrower will furnish to the Administrative Agent and each Lender:

(a) As soon as available, but in any event within 120 days after the end of each fiscal year, (i) a copy of the Borrower’s Annual Report on Form 10-K in respect of such fiscal year required to be filed by the Borrower with the SEC, together with the financial statements attached thereto, and (ii) the Borrower’s audited consolidated balance sheet and related consolidated statements of income, stockholder’s equity and cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial conditions and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied during such fiscal year;

(b) As soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year, (i) a copy of the Borrower’s Quarterly Report on Form 10-Q in respect of such fiscal quarter required to be filed by the Borrower with the SEC, together with the financial statements attached thereto, and (ii) the Borrower’s unaudited consolidated balance sheet and related consolidated statements of income, stockholder’s equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a duly authorized Financial Officer as presenting fairly in all material respects the financial conditions and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(c) Within 60 days after the end of each of the first three fiscal quarters and within 120 days after the end of the last fiscal quarter, a Compliance Certificate, signed by a Financial Officer (or such other officer as shall be acceptable to the Administrative Agent) as to the Borrower’s compliance, as of such fiscal quarter ending date, with Section 7.5, and as to the absence of any Default as of such fiscal quarter ending date and the date of such certificate (or if a Default existed or exists, the nature thereof); and

(d) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as any Credit Party may reasonably request.

Section 6.2. Notices of Material Events.  The Borrower will furnish the following to the Administrative Agent and each Lender:

(a) prompt written notice of the occurrence of any Default, specifying the nature thereof and any action taken or proposed to be taken with respect thereto;

(b) promptly upon becoming available, copies of all (i) regular, periodic or special reports, schedules and other material which the Borrower or any of its Subsidiaries may be required to file with or deliver to any securities exchange or the SEC, or any other Governmental

ALLETE Credit Agreement

Authority succeeding to the functions thereof, and (ii) upon the written request of the Administrative Agent, reports that the Borrower or any of its Subsidiaries sends to or files with the Federal Energy Regulatory Commission, the WPS, the MPUC or any Governmental Authority succeeding to the functions thereof, or any similar state or local Governmental Authority;

(c) prompt written notice of (i) any material citation, summons, subpoena, order, notice, claim or proceeding received by, or brought against, the Borrower or any of its Subsidiaries, with respect to (x) any proceeding before any Governmental Authority (other than proceedings in the ordinary course of business before the WPS or the MPUC), or (y) any real property under any Environmental Law, and (ii) any lapse or other termination of, or refusal to renew or extend, any material franchise or other authorization issued to the Borrower or any of its Subsidiaries by any Governmental Authority (other than in the ordinary course of business), provided that any of the foregoing set forth in this paragraph would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(d) prompt written notice of any change by any Rating Agency in a Senior Debt Rating.

Each notice delivered under Section 6.2(a) or (c) shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed in Section 10.1; or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 6.3. Legal Existence.  Except as permitted under Section 7.2, the Borrower shall maintain its legal existence in good standing in the jurisdiction of its organization or formation and in each other jurisdiction in which the failure so to do would reasonably be expected to have a Material Adverse Effect, and cause each of the Subsidiaries to maintain its qualification to do business and good standing in each jurisdiction in which the failure so to do would reasonably be expected to have a Material Adverse Effect (it being understood that the foregoing shall not prohibit the Borrower from dissolving or terminating the existence of any Subsidiary that is inactive or whose preservation otherwise is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries considered as a whole).

ALLETE Credit Agreement

Section 6.4. Taxes.  The Borrower shall pay and discharge when due, and cause each of the Subsidiaries so to do, all Taxes imposed upon it or upon its property, which if unpaid would, individually or collectively, reasonably be expected to have a Material Adverse Effect or become a Lien on the property of the Borrower or such Subsidiary (other than a Lien described in clause (a) of the definition of Permitted Encumbrances), as the case may be, unless and to the extent only that such Taxes shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Subsidiary, as the case may be.

Section 6.5. Insurance.  The Borrower shall maintain, and cause each of its Subsidiaries to maintain, with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, provided that the Borrower and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates and to the extent consistent with prudent business practice.  The Borrower shall furnish to the Administrative Agent, upon written request of the Administrative Agent or any Lender, full information as to the insurance carried.

Section 6.6. Condition of Property.  The Borrower shall at all times maintain, protect and keep in good repair, working order and condition in all material respects (ordinary wear and tear excepted), and cause each of its Subsidiaries so to do, all material property necessary to the operation of the Borrower’s or such Subsidiary’s, as the case may be, material businesses, provided that nothing shall prevent the Borrower or its Subsidiaries, as appropriate, from discontinuing the maintenance or operation of any property if such discontinuance is, in the judgment of the Borrower or such Subsidiary, desirable in the conduct of the business of the Borrower or such Subsidiary.  It is understood that this covenant relates only to working order and condition of such property in accordance with prudent industry practices and shall not be construed as a covenant not to dispose of property.

Section 6.7. Observance of Legal Requirements.  The Borrower shall observe and comply in all material respects, and cause each of its Subsidiaries so to do, with all laws, regulations and orders of any Governmental Authority which now or at any time hereafter may be applicable to it, including ERISA and all Environmental Laws, a violation of which would individually or collectively reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and, if applicable, by appropriate proceedings diligently conducted by it.

Section 6.8. Inspection of Property; Books and Records; Discussions.  The Borrower shall keep proper books of record and account in conformity with GAAP and all requirements of law.  The Borrower shall permit representatives of the Administrative Agent and any Lender to visit its offices, to inspect any of its property (subject to reasonable procedures relating to safety and security) and examine and make copies or abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, prospects, property and financial condition of the Borrower and its Subsidiaries with the officers thereof and the Accountants; provided that none of the Administrative Agent, its agents, its representatives or the Lenders shall be entitled to examine or make copies or abstracts of, or otherwise obtain information with respect to, the Borrower’s records relating to pending or threatened litigation if any such disclosure by the Borrower would reasonably be expected (i) to give rise to a waiver of any attorney/client privilege of the Borrower or any of its Subsidiaries relating to such information or (ii) to be otherwise materially disadvantageous to the Borrower or any of its Subsidiaries in the defense of such litigation; and provided further that in the case of any discussion with the Accountants, the Borrower shall have been

ALLETE Credit Agreement

given the opportunity to participate in such discussion and, unless a Default exists, the Lender or Lenders requesting such discussion shall pay any fees and expenses of the Accountant in connection therewith.

ARTICLE 7.

NEGATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Credit Parties that:

Section 7.1. Liens.  The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired by it, except:

(a) Liens now existing or hereafter arising in favor of the Administrative Agent or the Lenders under the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien existing on any property prior to the acquisition thereof by the Borrower or any Subsidiary, or existing on any property of any Person that becomes a Subsidiary after the Effective Date prior to the time such Person becomes a Subsidiary or that is merged with or into or consolidated with the Borrower or any Subsidiary prior to such merger or consolidation, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary or such merger or consolidation, as the case may be, (ii) such Lien shall not apply to any other property of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations and liabilities that it secures on the date of such acquisition or the date such Person becomes a Subsidiary of the Borrower or such merger or consolidation, as the case may be;

(d) Liens (including precautionary Liens in connection with Capital Lease Obligations) on fixed or capital assets and other property (including any natural gas, oil or other mineral assets, pollution control facilities, electrical generating plants, equipment and machinery, and related accounts, financial assets, contracts and general intangibles) acquired, constructed, explored, drilled, developed, improved, repaired or serviced (including in connection with the financing of working capital and ongoing maintenance) by the Borrower or any Subsidiary, provided that (i) such security interests and the obligations and liabilities secured thereby are incurred prior to or within 270 days after the acquisition of the relevant asset or the completion of the relevant construction, exploration, drilling, development, improvement, repair or servicing (including the relevant financing of working capital and ongoing maintenance), as the case may be, (ii) the obligations and liabilities secured thereby do not exceed the cost of acquiring, constructing, exploring, drilling, developing, improving, repairing or servicing (including the financing of working capital and ongoing maintenance in respect of) the relevant assets, and (iii) such security interests shall not apply to any other property beyond the relevant property set forth in this paragraph (d) (and in the case of construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement is located) and paragraph (f), as applicable, of the Borrower or any Subsidiary;

ALLETE Credit Agreement

(e) Liens created under or in connection with the Mortgage;

(f) Liens on any Equity Interest owned or otherwise held by or on behalf of the Borrower or any Subsidiary in any Person created as a special purpose, bankruptcy-remote Person for the sole and exclusive purpose of engaging in activities in connection with the owning and operating of property in connection with any project financing permitted to be secured under paragraph (d);

(g) Liens created to secure Indebtedness of any Subsidiary to the Borrower or to any other Subsidiary;

(h) rights reserved to or vested in others to take or receive any part of any coal, ore, gas, oil and other minerals, any timber and/or any electric capacity or energy, gas, water, steam and any other product developed, produced, manufactured, generated, purchased or otherwise acquired by the Borrower or by others on property of the Borrower or any of its Subsidiaries, provided that no Lien described in this paragraph shall secure Indebtedness;

(i) Liens created for the sole purpose of extending, renewing or replacing in whole or in part Indebtedness secured by any lien, mortgage or security interest referred to in the foregoing paragraphs (a) through (h), provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or indebtedness that secured the lien or mortgage so extended, renewed or replaced (and any improvements on such property);

(j) Liens on cash or invested funds used to make a defeasance, covenant defeasance or in substance defeasance of any Indebtedness pursuant to an express contractual provision in the agreement governing such Indebtedness, provided that immediately before and immediately after giving effect to the making of such defeasance, no Default shall exist; and

(k) any Lien, in addition to those described in the foregoing paragraphs (a) through (j), securing obligations that, together with all other obligations secured pursuant to this paragraph (k), do not exceed 10% of Consolidated Assets at the time of the incurrence thereof.

Section 7.2. Merger; Consolidation.  The Borrower shall not, and shall not permit any Subsidiary to consolidate with or merge into any other Person (other than a merger of a Subsidiary into, or a consolidation of a Subsidiary with, the Borrower or another Subsidiary), unless:

(a)           immediately before and after giving effect thereto no Default shall exist;

(b)           immediately before and after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct except as the context thereof otherwise requires and except for those representations and warranties which by their terms or by necessary implication are expressly limited to a state of facts existing at a time prior to such merger, consolidation or acquisition, as the case may be, or such other matters relating thereto as are identified in a writing to the Administrative Agent and the Lenders and are satisfactory to the Administrative Agent and the Lenders; and

ALLETE Credit Agreement

(c)           in the case of a transaction involving the Borrower, either (i) the Borrower shall be the surviving entity thereof, or in the event the Borrower shall not be the surviving entity thereof, each of the following conditions shall be satisfied: (A) such surviving entity shall have been incorporated or otherwise formed in a State of the United States with substantially all of its assets and business located and conducted in the United States, (B) such surviving entity shall, immediately after giving effect to such transaction, have an Investment Grade Rating and (C) such surviving entity shall have expressly assumed the obligations of the Borrower under the Loan Documents pursuant to a writing in form and substance satisfactory to the Administrative Agent; and (ii) the Administrative Agent and the Lenders shall have received a certificate signed by a duly authorized officer of the Borrower identifying the Person to be merged with or into, or consolidated with, or acquired by, the Borrower, and certifying as to each of the matters set forth in clauses (a), (b) and (c)(i) of this Section 7.2.

For purposes of Clause (c) above, “Investment Grade Rating” means a Senior Debt Rating from at least two Rating Agencies equal to (1) for any transaction where the surviving entity has a Senior Debt Rating,  a rating for such surviving entity of BBB- or higher from S&P or Fitch or Baa3 or higher from Moody’s and (2) for any transaction where the surviving entity is an indirect or direct holding company for a public utility that does not have a Senior Debt Rating, a rating for such surviving entity’s primary utility Subsidiary of BBB- or higher from S&P or Fitch or Baa3 or higher from Moody’s.

Section 7.3. Transactions with Affiliates.  The Borrower shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease or otherwise dispose of (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less materially favorable to the Borrower or such Subsidiary, as the case may be, than could be obtained on an arms length basis from unrelated third parties, provided that this Section shall not apply to (i) any transaction that is in compliance with applicable laws and regulations of the Federal Energy Regulatory Commission, the WPS or the MPUC pertaining to affiliate transactions or is authorized by a tariff or rate schedule which has been approved by a Governmental Authority or performed in accordance with its orders, (ii) any transaction that is otherwise permitted under Section 7.2 and (iv) transactions pursuant to any contract in effect on the Signing Date, as the same may be amended, extended or replaced from time to time so long as such contract as so amended, extended or replaced is, taken as a whole, not materially less favorable to the Borrower and its Subsidiaries than under those contracts in effect on the Signing Date.

Section 7.4. Permitted Hedge Agreements.  The Borrower shall not enter into any Hedge Agreements other than (a) Permitted Hedge Agreements and (b) transactions in futures, floors, collars and similar Hedge Agreements involving the stock price of a Person involved in a merger transaction permitted by Section 7.2.

Section 7.5. Financial Covenant.  The Borrower will not permit Total Indebtedness to be greater than 65% of Total Capitalization as of the end of any fiscal quarter.

ALLETE Credit Agreement

ARTICLE 8.

EVENTS OF DEFAULT

If any of the following events (each an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or on any reimbursement obligation in respect of any LC Disbursement or any fee, commission or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 6.3 (with respect to the Borrower’s existence), 7.2, 7.4 or 7.5;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 7.1 or Section 7.3 and such failure shall continue unremedied for a period of ten days after the Borrower shall have obtained knowledge thereof.

(f) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document to which it is a party (other than those specified in paragraph (a), (b), (d) or (e) of this Article), and such failure shall continue unremedied for a period of 30 days after the Borrower shall have obtained knowledge thereof;

(g) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect to any Material Obligations, when and as the same shall become due and payable and after the expiration of any applicable grace period;

(h) any event or condition occurs that results in any Material Obligations becoming due prior to their scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Obligations or any trustee or agent on its or their behalf to cause any Material Obligations to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof prior to their scheduled maturity or payment date (in each case after giving effect to any applicable cure period), provided that this paragraph (h) shall not apply to (i) Indebtedness that becomes due as a result of a notice of voluntary prepayment or redemption delivered by the Borrower or a Subsidiary, (ii) secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (iii) intercompany indebtedness or (iv) the exercise of any contractual right to cause the prepayment of any Material

ALLETE Credit Agreement

Obligations (other than the exercise of a remedy for an event of default under the applicable contract or agreement);

(i) except for Immaterial Transactions and transactions expressly permitted by Section 6.3 with respect to Subsidiaries, the Borrower or any Subsidiary shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not pay its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or any Subsidiary;

(j) except to the extent arising solely out of an Immaterial Transaction, an order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower or any Subsidiary bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of Borrower or any Subsidiary under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Subsidiary of any substantial part of the property thereof, or (iv) ordering the winding up or liquidation (other than, in the case of a Subsidiary, voluntary liquidation, not under any bankruptcy, insolvency or similar law) of the affairs of the Borrower or any Subsidiary, and any such decree or order continues unstayed and in effect for a period of 45 days;

(k) one or more judgments or decrees against the Borrower or any of its Subsidiaries or any combination thereof aggregating in excess of $35,000,000, which judgment or decree (i) shall not be fully covered by insurance after taking into account any applicable deductibles and (ii) shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of at least 30 consecutive days;

(l) any Loan Document shall cease, for any reason, to be in full force and effect or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder;

(m) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(n) any authorization or approval or other action by any Governmental Authority required for the execution, delivery or performance of any Loan Document shall be terminated, revoked or rescinded or shall otherwise no longer be in full force and effect;

ALLETE Credit Agreement

(o) a Change in Control shall occur; or

(p) the Borrower shall fail to own, directly or indirectly, substantially all of the assets of Minnesota Power;

then, and in every such event (other than an event described in paragraph (i) or (j) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions (whether before or after the Effective Date), at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event described in paragraph (i) or (j) of this Article, the Commitments shall automatically terminate (whether  before or after the Effective Date) and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE 9.

THE ADMINISTRATIVE AGENT

Each Credit Party hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Credit Parties as shall be necessary under the circumstances as provided in Section 10.2), and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Credit

ALLETE Credit Agreement

Parties as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Credit Party (and, promptly after its receipt of any such notice, it shall give each Credit Party and the Borrower notice thereof), and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (a) any statement, warranty or representation made in or in connection with any Loan Document, (b) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (c) the performance or observance of any of the covenants, agreements or other terms or conditions set forth therein, (d) the validity, enforceability, effectiveness or genuineness thereof or any other agreement, instrument or other document or (e) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub agents appointed by the Administrative Agent, provided that no such delegation shall serve as a release of the Administrative Agent or waiver by the Borrower of any rights hereunder.  The Administrative Agent and any such sub agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Credit Parties and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld and not to be required during the existence of an Event of Default), to appoint a successor, which successor Administrative Agent shall be a commercial bank organized under the laws of the United States or any State thereof and having a combined capital, surplus, and undivided profits of at least $100,000,000. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Credit Parties, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their

ALLETE Credit Agreement

respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Credit Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Credit Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Credit Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document, any related agreement or any document furnished thereunder.

Anything herein to the contrary notwithstanding, the Sole Lead Arranger and Sole Book Runner shall have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents.

ARTICLE 10.

MISCELLANEOUS

Section 10.1. Notices.

(i) Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (or e-mail in accordance with Section 10.1(b) below) as follows:

(ii) if to the Borrower, to it at 30 West Superior Street, Duluth, Minnesota, Attention of: Donald W. Stellmaker, Treasurer, Phone: 218-723-3942, Fax: 218-723-3912, Email: dstellmaker@allete.com.

(iii) if to the Administrative Agent,

(A)           for Loans or Borrowings, to it at its Loan and Agency Services Group, 10 S. Dearborn Street, Floor 07, Chicago, Illinois, Attention of: Teresita Siao, Phone: 312-385-7051, Fax: 888-292-9533, Email: jpm.agency.servicing.4@jpmchase.com;

(B)           for Letters of Credit, to it at its Letter of Credit Agency Servicing Group, 10 S. Dearborn Street, Floor 07, Chicago, Illinois, Attention of: Susan Moy, Phone: 312-732-9636, Fax: 312-385-7107, Email: susan.w.moy@jpmchase.com;

(C)           for credit related matters including compliance requirements pursuant to Article 6, to it at its Corporate Client Banking, 10 S. Dearborn Street, Floor 09, Chicago, Illinois, Attention of: John Zur, Phone: 312-732-1754, Fax: 312-732-1762, Email: john.e.zur@jpmorgan.com; and

ALLETE Credit Agreement

(iv)  if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in such paragraph (b).

(b) Electronic Communications.  Notices and other communications to the Credit Parties hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Credit Party pursuant to Article 2 if such Credit Party has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

For purposes of Section 6.2(d), the Borrower’s website is www.allete.com.

(c) Change of Address, Etc.  Any party hereto may change its address or facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

Section 10.2. Waivers; Amendments.

(a) No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan and/or the issuance, amendment, extension or

ALLETE Credit Agreement

renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

(b) Neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender or increase the Letter of Credit Commitment of any Issuing Bank  without the consent of such Issuing Bank, (ii) reduce the principal amount of any Loan or any reimbursement obligation with respect to a LC Disbursement, or reduce the rate of any interest, or reduce any fees, payable under the Loan Documents, without the written consent of each Credit Party affected thereby, (iii) postpone the date of payment at stated maturity of any Loan or the date of payment of any reimbursement obligation with respect to an LC Disbursement, or the date of any interest or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Commitments without the written consent of each Credit Party affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 2.10(b) or 2.10(c) or the pro rata reduction of Commitments required by Section 2.5(c), without the written consent of each Credit Party affected thereby, and (v) change any of the provisions of this Section or the definition of the term “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or change the currency in which Loans are to be made, Letters of Credit are to be issued or payment under the Loan Documents is to be made, or add additional borrowers, without the written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent or such Issuing Banks, as applicable.

Section 10.3. Expenses; Indemnity; Damage Waiver.

(a) Cost and Expenses.  The Borrower shall pay (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of each Loan Document or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), (ii) all reasonable out-of-pocket costs and expenses incurred by an Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket costs and expenses incurred by any Credit Party, including the reasonable fees, charges and disbursements of any counsel for any Credit Party and any consultant or expert witness fees and expenses, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower.  The Borrower shall indemnify each Credit Party and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated

ALLETE Credit Agreement

thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds thereof including any refusal of an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or a breach in bad faith by such Indemnitee or arising solely from claims between or among one or more Indemnitees.

(c) Reimbursement by Lenders.  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or an Issuing Bank under paragraph (a) or (b) of this Section (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as applicable, an amount equal to the product of such unpaid amount multiplied by a fraction, the numerator of which is the sum of such Lender’s unused Commitment plus the outstanding principal balance of such Lender’s Loans and such Lender’s LC Exposure and the denominator of which is the sum of the unused Commitments plus the outstanding principal balance of all Lenders Loans and the LC Exposure of all Lenders (in each case determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, in the event that no Lender shall have any unused Commitments, outstanding Loans or LC Exposure at such time, as of the last time at which any Lender had any unused Commitments, outstanding Loans or LC Exposure), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent or an Issuing Bank, as applicable, in its capacity as such.

(d) Waiver of Consequential Damages, etc.  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct and actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or any Letter of Credit or the use of the proceeds thereof.

(e) Payments.  All amounts due under this Section shall be payable promptly but in no event later than ten days after written demand therefor.

Section 10.4. Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of

ALLETE Credit Agreement

pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.  Any Lender may (and if demanded by Borrower pursuant to Section 3.8 shall to the extent required thereby) at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans and obligations in respect of its LC Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and the Loans and obligations in respect of its LC Exposure at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) In any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii) Required Consents.  For each such assignment:

(A) the consent of the Borrower (such consent not to be unreasonably withheld) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of an unfunded or revolving facility if such assignment is to an Eligible Assignee that is not

ALLETE Credit Agreement

a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consent of the applicable Issuing Banks (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.5, 3.6, 3.7 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, but with notice to, the Borrower and the Administrative Agent (provided that any failure to give such notice shall not impair the effectiveness of such participation except as expressly provided in paragraph (e) of this Section), sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s
ALLETE Credit Agreement

rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any Note for all purposes of this Agreement and (iv) the Borrower, the Administrative Agent and each Credit Party shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Notwithstanding the foregoing, in no event may a participation be granted to any entity which is not a commercial bank, finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business without the express prior written consent of the Borrower.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following matters described in clauses (ii) and (iii) of the first proviso in Section 10.2(b) that directly affects such Participant. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.5, 3.6 and 3.7 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section but (x) shall not be entitled to recover greater amounts under any such Section than the selling Lender would be entitled to recover and (y) shall be subject to replacement by the Borrower under Section 3.8 to the same extent as if it were a Lender; provided that such replacement Participant shall be a commercial bank, finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10(c) as though it were a Lender.

Each Lender that sells a participating interest in any Loan or other interest to a Participant shall, as agent of the Borrower solely for the purpose of this Section 10.4,  record in book entries maintained by such Lender the name and the amount of the participating interest of each Participant entitled to receive payments in respect of such participating interests; provided that no Lender shall have any obligation to disclose all or any portion of such participant register to the Borrower or any other Person (other than the identity of any Participant pursuant to the first paragraph of this clause (d), but including any information relating to a Participant’s interest in the Loans or other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that the Loans are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 3.5 or 3.7 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.7 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.7(c) as though it were a Lender.

ALLETE Credit Agreement

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding any provision in this Section 10.4 to the contrary, if any Lender becomes a Defaulting Lender, then the provisions of Section 2.11 shall apply for so long as such Lender is a Defaulting Lender.

Section 10.5. Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any LC Disbursement or any fee or any other amount payable under the Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 3.5, 3.6, 3.7, 10.3, 10.9, 10.10 and Article 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the LC Disbursements, the expiration or termination of the Letters of Credit and the termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 10.6. Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute a single contract.  This Agreement and any separate letter agreements with respect to fees payable to any Credit Party or the syndication of the credit facility established hereunder constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 5.1, this Agreement shall become effective as of the date set forth in the preamble to this Agreement when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.7. Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

ALLETE Credit Agreement

Section 10.8. Right of Set-off.  If an Event of Default shall have occurred and be continuing, and the acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under paragraph (a) of Article 8, each of the Lenders and their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Documents held by it, irrespective of whether or not it shall have made any demand therefor and although such obligations may be unmatured.  The rights of each of the Lenders and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of set-off) that it may have.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set off and application.

Section 10.9. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any other Credit Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) The Borrower irrevocably consents to service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.10. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR RELATING TO THIS CREDIT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT

ALLETE Credit Agreement

OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or LC Disbursement, together with all fees, charges and other amounts that are treated as interest thereon under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding an interest in such Loan or LC Disbursement in accordance with applicable law, the rate of interest payable in respect of such Loan or LC Disbursement hereunder, together with all of the charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan or LC Disbursement but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to such Lender in respect of other Loans or LC Disbursements or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 10.13. Advertisement.  The Borrower hereby authorizes JPMorgan Chase or any Affiliate thereof to publish the name of the Borrower and the amount of the financing evidenced hereby in any “tombstone” or comparable advertisement that JPMorgan Chase or such Affiliate elects to publish.  In addition, the Borrower agrees that JPMorgan Chase or any Affiliates thereof may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Signing Date.

Section 10.14. USA Patriot Act Notice.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 10.15. Treatment of Certain Information.  Each Credit Party agrees to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature, all confidential, proprietary or non-public information supplied by the Borrower or any Subsidiary pursuant to this Agreement relating to the Borrower, such Subsidiary or their respective businesses, including, without limitation, any financial statement, financial projections or forecasts, budget, Compliance Certificate, audit report, management letter or accountants’ certification delivered hereunder (“Information”), provided that nothing herein shall limit the disclosure of any information (a) to any of its respective Related Parties that needs to know such

ALLETE Credit Agreement

information, (b) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (c) on a confidential basis, to any bona fide or potential assignee or participant in connection with the contemplated assignment or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations (provided such assignees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.15 or other provisions at least as restrictive as this Section 10.15), (d) to auditors, accountants, consultants and advisors, and any analogous counterpart thereof, (e) to any other Credit Party, (f) in connection with any litigation to which any one or more of the Credit Parties is a party, (g) to the extent such information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to any of the Credit Parties on a non-confidential basis from a source other than the Borrower or any of its Affiliates or (C) was available to the Credit Parties on a non-confidential basis prior to its disclosure to any of them by the Borrower or any of its Affiliates; and (h) to the extent the Borrower shall have consented to such disclosure in writing.

Section 10.16. No Fiduciary Duty.  The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Borrower, their stockholders and/or their affiliates.  The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Borrower, its stockholders or its affiliates, on the other. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its stockholders or its Affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

Section 10.17. Termination of Existing Credit Agreement.  The Borrower and the Lenders that are parties to the Existing Credit Agreement agree that concurrently with the effectiveness hereof on the Effective Date, all “Commitments” under and as defined in the Existing Credit Agreement shall terminate and the Existing Credit Agreement shall be of no further force or effect (except for provisions thereof that by their terms survive termination thereof).

[Signature pages follow]

ALLETE Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALLETE, Inc., as Borrower

By:	/s/ Donald W. Stellmaker
Name:	Donald W. Stellmaker
Title:	Treasurer

ALLETE Credit Agreement

JPMORGAN CHASE BANK, N.A., individually, as an Issuing Bank, and as Administrative Agent

By:	/s/ Helen D. Davis
Name:	Helen D. Davis
Title:	Authorized Officer

ALLETE Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Carlos Morales
Name:	Carlos Morales
Title:	SVP

ALLETE Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Mona Thong
Name:	Mona Thong
Title:	Authorized Signatory

ALLETE Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Eric Cosgrove
Name:	Eric Cosgrove
Title:	Vice President

ALLETE Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Keith Luettel
Name:	Keith Luettel
Title:	Vice President

ALLETE Credit Agreement

SCHEDULE 1

APPLICABLE MARGIN

The Applicable Margin for Eurodollar Borrowings, ABR Borrowings, Letter of Credit fees and facility fees shall be determined in accordance with the table below based on the the then-current Senior Debt Ratings.  The Senior Debt Ratings in effect on any date for the purposes of this Schedule are those in effect at the close of business on such date.

Status	Pricing Level I	Pricing Level II	Pricing Level III	Pricing Level IV	Pricing Level V
Senior Debt Rating	≥ A/ A/ A2	≥ A-/ A-/A3	≥ BBB+/ BBB+/ Baa1	≥ BBB/ BBB/ Baa2	< BBB/ BBB/ Baa2
Applicable Margin for Eurodollar Rate loans and Letter of Credit participation fees	0.850%	1.075%	1.300%	1.525%	1.750%
Applicable for facility fees	0.150%	0.175%	0.200%	0.225%	0.250%
Applicable Margin for ABR loans	0%	0. 075%	0. 300%	0. 525%	0. 750%

(a)           If each Rating Agency  issues a Senior Debt Rating, the applicable Senior Debt Rating shall be (i) if two of such Senior Debt Ratings are the same, such Senior Debt Ratings; and (ii) if all such Senior Debt Ratings are different, the middle of such Senior Debt Ratings.

(b)           If only two Rating Agencies issue a Senior Debt Rating, the applicable Senior Debt Rating shall be the higher of such Senior Debt Ratings; provided that if a split of greater than one ratings category occurs between such Senior Debt Ratings, the applicable Senior Debt Rating shall be the ratings category that is one category below the higher of such Senior Debt Ratings.

(c)           If only one Rating Agency issues a Senior Debt Rating, the applicable Senior Debt Rating shall be such Senior Debt Rating.

(d)           If no Rating Agency issues a Senior Debt Rating, Pricing Level V shall apply.

SCHEDULE 2.1

LIST OF COMMITMENTS

Lender	Commitment
JPMorgan Chase Bank, N.A.	$65,000,000
Bank of America, N.A.	$46,250,000
Royal Bank of Canada	$46,250,000
U.S. Bank National Association	$46,250,000
Wells Fargo Bank, National Association	$46,250,000
Total	$250,000,000

ALLETE Credit Agreement
Schedule 2.1

SCHEDULE 4.5/4.6

DISCLOSED MATTERS

None.

ALLETE Credit Agreement
Schedule 4.5/4.6

SCHEDULE 4.10

LIST OF SUBSIDIARIES

ALLETE Automotive Services, LLC
ALLETE Capital II
ALLETE Capital III
ALLETE Properties, LLC
ALLETE Commercial, LLC
Cape Coral Holdings, Inc.
Lake Swamp, LLC
Lehigh Acquisition Corporation
Florida Landmark Communities, LLC
Lehigh Corporation
Mardem, LLC
Palm Coast Holdings, Inc.
Port Orange Holdings, LLC
Interlachen Lakes Estates, LLC
Palm Coast Land, LLC
Tomoka Holdings, LLC
ALLETE Water Services, Inc.
Florida Water Services Corporation
Energy Replacement Property, LLC
Georgia Water Services Corporation
Energy Land, Incorporated
Lakeview Financial Corporation I
Lakeview Financial Corporation II
Logistics Coal, LLC
Minnesota Power Enterprises, Inc.
ALLETE Renewable Resources, Inc.
BNI Coal, Ltd.
MP Affiliate Resources, Inc.
Rainy River Energy Corporation
Rainy River Energy Corporation – Wisconsin
Synertec, Incorporated
Upper Minnesota Properties, Inc.
Upper Minnesota Properties - Development, Inc.
Upper Minnesota Properties - Irving, Inc.
Upper Minnesota Properties - Meadowlands, Inc.
MP Investments, Inc.
RendField Land Company, Inc.
Superior Water, Light and Power Company

ALLETE Credit Agreement
Schedule 4.10

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the] [each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, modified or otherwise supplemented from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) other than claims for indemnification or reimbursement with respect to any period prior to Effective Date (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	__________

2.	Assignee:	______________	[and is an Affiliate of Assignor]

3.	Borrower:	ALLETE, Inc.

4.	Administrative Agent: JPMorgan Chase Bank, N.A.

5.	Credit Agreement: Credit Agreement dated as of May 25, 2011 among the Borrower, the Lenders party thereto and the Administrative Agent.

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.

ALLETE Credit Agreement
Exhibit A-1

6.	Assigned Interest:

Assignor[s]5	Assignee[s]6	Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders7	Amount of Commitment/ Loans Assigned8	Percentage Assigned of Commitment/Loans8
		Revolving	$[________]	$[_______]	[____]%

7.	Trade Date:9

Effective Date: ____________________, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE ADMINISTRATIVE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]
By:
Title:

5 List each Assignor, as appropriate.
6 List each Assignee, as appropriate.
7 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date
8 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
9 Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

ALLETE Credit Agreement
Exhibit A-2

[Consented to and] [a]10  [A]ccepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Title:

[Consented to:]11
[NAME OF RELEVANT PARTY]
By:
Title:

10 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
11 To be added only if the consent of the Borrower and/or other parties (e.g. LC Issuer) is required by the terms of the Credit Agreement.

ALLETE Credit Agreement
Exhibit A-3

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.  Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.  Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. The Assignor and Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.  General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one

ALLETE Credit Agreement
Exhibit A-4

instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

ALLETE Credit Agreement
Exhibit A-5

EXHIBIT B

FORM OF CREDIT REQUEST

[Date]

JPMorgan Chase Bank, N.A., as Administrative Agent
10 S. Dearborn, Floor 07
Chicago, IL 60603
Attention: Teresita Siao

Ladies/Gentlemen:

Please refer to the Credit Agreement dated as of May 25, 2011 among ALLETE, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein defined.

1.           Pursuant to Section 2.3(a) of the Credit Agreement, the Borrower hereby gives notice of its intention to borrow Borrowings in an aggregate principal amount of $ ________on ______ __, 200__, which Borrowing(s) shall consist of the following Types:

Type of Borrowing (ABR or Eurodollar)	Amount	Interest Period for Eurodollar Advances

2.           Pursuant to Sections 2.8 and 5.2 of the Credit Agreement, the Borrower hereby requests that [INSERT NAME OF ISSUING BANK] [issue, amend, renew or extend] Letter(s) of Credit on ______ __, 200_, in accordance with the information annexed hereto (attach additional sheets if necessary).

3.           The Borrower hereby certifies that on the date hereof and on the Borrowing Date set forth above, and after giving effect to the Loans and Letters of Credit requested hereby, there exists and shall exist no Default and each of the representations and warranties contained in each Loan Document (other than the representations and warranties in Sections 4.4(b), 4.5 and 4.6 of the Credit Agreement) is and shall be true and correct in all material respects, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct at such earlier date.

4.           The location and number of the Borrower’s account to which funds are to be disbursed is as follows:  [INSERT WIRE INSTRUCTIONS]

ALLETE Credit Agreement
Exhibit B-1

IN WITNESS WHEREOF, the Borrower has caused this Credit Request to be executed by its authorized signatory as of the date and year first written above.

ALLETE, INC.

By:
Name:
Title:

ALLETE Credit Agreement
Exhibit B-2

EXHIBIT C

FORM OF NOTE

____________, 2011

FOR VALUE RECEIVED, the undersigned, ALLETE, Inc., a Minnesota corporation (the “Borrower”), hereby promises to pay to the order of [INSERT LENDER NAME] (the “Lender”) the unpaid principal amount of the Loans made by the Lender to the Borrower, in the amounts and at the times set forth in the Credit Agreement dated as of May 25, 2011 among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), and to pay interest from the date hereof on the principal balance of such Loans from time to time outstanding at the rate or rates and at the times set forth in the Credit Agreement, in each case at the office of the Administrative Agent located at Ten South Dearborn Street, Chicago, Illinois, or at such other place as the Administrative Agent may specify from time to time, in lawful money of the United States in immediately available funds.  Terms not otherwise defined herein but defined in the Credit Agreement are used herein with the same meanings.

The Loans evidenced by this Note are prepayable in the amounts, and under the circumstances, and their respective maturities are subject to acceleration upon the terms, set forth in the Credit Agreement.  This Note is subject to, and shall be construed in accordance with, the provisions of the Credit Agreement and is entitled to the benefits and security set forth in the Loan Documents.

The Lender is hereby authorized to record on the Schedule annexed hereto, and any continuation sheets which the Lender may attach hereto, (i) the date of each Loan made by the Lender to the Borrower, (ii) the Type and amount thereof, (iii) the interest rate (without regard to the Applicable Margin) and Interest Period applicable to each Eurodollar Loan and (iv) the date and amount of each conversion of, and each payment or prepayment of the principal of, any such Loan.  The entries made on such Schedule shall be prima facie evidence of the existence and amounts of the obligations recorded thereon, provided that the failure to so record or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of the Credit Agreement.

Except as specifically otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note.

Whenever in this Note either party hereto is referred to, such reference shall be deemed to include the successors and assigns of such party.  The Borrower shall not have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void), except as expressly permitted by the Loan Documents.  No failure or delay of the Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  Neither this Note nor any provision hereof may be waived, amended or modified, nor shall any departure therefrom be consented to, except pursuant to a written agreement entered into between the Borrower and the Lender with respect to which such waiver, amendment,

ALLETE Credit Agreement
Exhibit C-1

modification or consent is to apply, subject to any consent required in accordance with Section 10.2 of the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

All communications and notices hereunder shall be in writing and given as provided in Section 10.1 of the Credit Agreement.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note or the other Loan Documents, or for recognition or enforcement of any judgment, and the Borrower hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court.  The Borrower, and by accepting this Note, the Lender, agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Note shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Note or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

The Borrower, and by accepting this Note, the Lender, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Note or the other Loan Documents in any court referred to in the preceding paragraph hereof.  The Borrower, and by accepting this Note, the Lender, hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

The Borrower, and by accepting this Note, the Lender, irrevocably consents to service of process in the manner provided for notices herein.  Nothing herein will affect the right of the Lender to serve process in any other manner permitted by law.

THE BORROWER, AND BY ACCEPTING THIS NOTE, THE LENDER, EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR RELATING TO THIS NOTE.  THE BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT SUCH LENDER HAS BEEN INDUCED TO ACCEPT THIS NOTE AND ENTER INTO THE LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

ALLETE Credit Agreement
Exhibit C-2

ALLETE, INC.

By:
Name:
Title:

ALLETE Credit Agreement
Exhibit C-3

SCHEDULE TO NOTE

Date	Type of Loan	Amount of Loan	Amount of principal converted, paid or prepaid	Interest Rate on Eurodollar Loans	Interest Period for Eurodollar Loans	Notation Made By

ALLETE Credit Agreement
Exhibit C-4

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

I, ______________, do hereby certify that I am the ______________ of ALLETE, Inc. (the “Borrower”), and that, as such, I am duly authorized to execute and deliver this Compliance Certificate on the Borrower’s behalf pursuant to Section 6.1(c) of the Credit Agreement dated as of May 25, 2011 among the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein which are not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

I hereby certify that:

1.           To the best of my knowledge, all financial statements delivered herewith have been prepared in accordance with GAAP.  There have been no changes in GAAP pertinent to the Borrower or in the application thereof to Borrower and that affects the computation of any financial covenant set forth in Section 7.5 of the Credit Agreement, since the date of the audited financial statements referred to in Section 4.4(a) of the Credit Agreement, [, except as follows: 12]

2.           There existed no Default on the last day of the fiscal quarter ended _________, 200__, and there exists no Default as of the date hereof [, except as follows13]

3.           Attached are true and correct calculations demonstrating compliance with Section 7.5 of the Credit Agreement as of the fiscal quarter ended _________, 200__ (the “Quarter”).

IN WITNESS WHEREOF, I have executed this Compliance Certificate on this ___ day of ________________, 200__.

12 Specify each such change and the effect thereof on the financial statements accompanying this Compliance Certificate as set forth in Section 1.4 of the Credit Agreement.
13 Specify all such violations, conditions and events, the nature and status thereof and any action taken or proposed to be taken with respect thereto.

ALLETE Credit Agreement
Exhibit D-1

Section 7.5

Ratio of Total Indebtedness to Total Capitalization14

Item 1.	Sum of all Indebtedness	$
Item 2.	Unamortized premium and discount (as such term is used in the Financial Statements)	$
Item 3.	Total Indebtedness (Item 1 minus Item 2)	$
Item 4.	Preferred Equity Interests	$
Item 5.	Common Equity Interests and any premium on capital stock thereon (as such term is used in the Financial Statements) excluding accumulated other comprehensive income or loss	$
Item 6.	Retained earnings	$
Item 7.	Sum of Items 3, 4, 5 and 6	$
Item 8.	Stock of the Borrower acquired by the Borrower and stock of a Subsidiary acquired by such Subsidiary	$
Item 9.	Total Capitalization (Item 7 minus Item 8)	$
Item 10.	Ratio of Total Indebtedness to Total Capitalization (Item 3 divided by Item 9)	_.__: 1.00
	Maximum permitted ratio	0.65:1.00

14 Each of the computations is based on the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

ALLETE Credit Agreement
Exhibit D-2

EXHIBIT E

FORM OF INCREASE SUPPLEMENT

INCREASE SUPPLEMENT, dated as of __________________, 200__ to the Credit Agreement, dated as May 25, 2011, among ALLETE, Inc., a Minnesota corporation (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein defined.

1.           Pursuant to Section 2.5(d) of the Credit Agreement, the Borrower hereby proposes to increase (the “Increase”) the aggregate Commitments from $________________ to $________________.

2.           Each of the following Lenders (each an “Increasing Lender”) has been invited by the Borrower, and has agreed, subject to the terms hereof, to increase its Commitment as follows:

Name of Lender	Commitment (after giving effect to the Increase)
$
$

3.           Each of the following Persons (each a “Proposed Lender”) has been invited by the Borrower, and has agreed, subject to the terms hereof, to become a “Lender” under the Credit Agreement with a Commitment in the amount set forth below:

Name of Lender	Commitment
$
$
$

4.           The Borrower hereby represents and warrants to the Administrative Agent, each Lender and each such Person that immediately before and after giving effect to the Increase, (a) no Default exists or would exist under the Loan Documents and (b) the reps and warranties of the Borrower set forth in the Loan Documents are true and correct on the date hereof except to the extent such reps and warranties specifically relate to an earlier date.

5.           Pursuant to Section 2.5(d) of the Credit Agreement, by execution and delivery of this Increase Supplement, together with the satisfaction of all of the requirements set forth in clauses (i) through (v) of such Section 2.5(d) (the date of such satisfaction being the “Increase Effective Date”), (i) each of the Increasing Lenders shall have, on and as of the Increase Effective Date of the Increase, a Commitment equal to the amount set forth above next to its name, and (ii) each such Proposed Lender as of the Increase Effective Date shall be deemed to be a “Lender” under, and as such term is defined in, the Credit Agreement, and shall have a Commitment equal to the amount set forth above next to its name.

ALLETE Credit Agreement
Exhibit E-1

IN WITNESS WHEREOF, the parties hereto have caused this Increase Supplement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

ALLETE, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[INCREASING LENDER]

By:
Name:
Title:

[PROPOSED LENDER]

By:
Name:

ALLETE Credit Agreement
Exhibit E-2